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Iridium Communications Inc.
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IRIDIUM COMMUNICATIONS INC.
1750 Tysons Boulevard, Suite 1400
McLean, Virginia 22102
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 14, 2020
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Iridium Communications Inc., a Delaware corporation. The meeting will be held virtually on May 14, 2020 at 8:30 a.m. Eastern time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/IRDM2020, where you will be able to listen to the meeting live, submit questions and vote online. The meeting is being held for the following purposes:

1.	To elect the Board of Directors’ twelve nominees for director, each to serve until the next annual meeting and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Proxy Statement accompanying this Notice;

3.	To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020; and

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the annual meeting is March 16, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
To attend and participate, stockholders as of the record date will need a 16-digit control number, which can be found on your proxy card or voting instruction form. The online format of our Annual Meeting will allow stockholders to submit questions during the meeting via www.virtualshareholdermeeting.com/IRDM2020. We encourage you to access the annual meeting before the start time of 8:30 a.m. Eastern time, on May 14, 2020. Please allow ample time for online check-in, which will begin at 8:15 a.m. Eastern time on May 14, 2020.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
to Be Held Virtually on May 14, 2020 at 8:30 a.m. Eastern Time at
www.virtualshareholdermeeting.com/IRDM2020

The proxy statement and annual report to stockholders
are available at www.proxyvote.com.

By Order of the Board of Directors

Thomas D. Hickey
Secretary

McLean, Virginia
April 3, 2020

You are cordially invited to attend the meeting via the Internet. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.

PROXY STATEMENT SUMMARY
This summary highlights selected information contained elsewhere in our Proxy Statement. The summary does not contain all of the information that you should consider, and you should read and consider carefully the more detailed information contained in this Proxy Statement before voting.
2020 Annual Meeting of Stockholders

Time and Date:	8:30 a.m. Eastern time on May 14, 2020
Virtual Meeting:
The meeting can be accessed by visiting www.virtualshareholdermeeting.com/IRDM2020, where you will be able to listen to the meeting live, submit questions and vote online. The online format of our Annual Meeting is intended to enhance stockholder access and participation. As stated in the Notice of Annual Meeting of Stockholders, our stockholders as of the record date will be allowed to communicate with us and ask questions during the meeting. This will increase our ability to engage and communicate effectively with all stockholders, regardless of size, resources or physical location, and will ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.

Record Date:	March 16, 2020
Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.
Meeting Agenda and Voting Matters

Agenda Item		Board Vote Recommendation	Page Reference (for more detail)
1.	To elect the Board of Directors’ twelve nominees for director, each to serve until the next annual meeting and until their successors are duly elected and qualified.	FOR EACH DIRECTOR NOMINEE	10
2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.	FOR	19
3.	To ratify the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.	FOR	20
4.	To conduct any other business properly brought before the meeting.

Board Nominees

	Age	Director Since	Independent	Committees			Other Current Public Company Boards
Name				AC	CC	NGC
Robert H. Niehaus	64	2008	X	—	M	—	—
Thomas C. Canfield	64	2008	X	M	—	M	—
Matthew J. Desch	62	2009	—	—	—	—	Unisys Corporation
Thomas J. Fitzpatrick	62	2013	—	—	—	—	—
Jane L. Harman	74	2015	X	—	—	M	—
Alvin B. Krongard	83	2009	X	—	M	C	Apollo Global Management, Inc., Icahn Enterprises L.P., Under Armour, Inc.
Suzanne E. McBride	51	—	—	—	—	—	—
Admiral Eric T. Olson (Ret.)	68	2011	X	—	—	M	Under Armour, Inc.
Steven B. Pfeiffer	73	2009	X	—	C	—
Parker W. Rush	60	2008	X	C	—	—	—
Henrik O. Schliemann	55	2015	X	M	—	—	—
Barry J. West	74	2014	X	—	M	—	—
_____________________
AC = Audit Committee; CC = Compensation Committee; NGC = Nominating and Corporate Governance Committee; C = Chairman; M = Member
Our Executive Compensation Program
Our executive compensation program is designed to attract, reward and retain a talented, innovative and entrepreneurial team of executives. To do so, we believe that a majority of their target compensation should be based on performance, both of the individual and of the business. We structure our variable compensation programs to recognize both short-term and long-term contributions.
Key Elements of Executive Compensation

Compensation Component	Reason
Base Salary
We provide base salary as a fixed source of compensation for our executives for the services they provide to us during the year and to balance the impact of having a significant portion of their compensation “at risk” in the form of annual incentive bonuses and long-term, equity-based incentive compensation. Our Compensation Committee recognizes the importance of a competitive base salary as an element of compensation that helps to attract and retain our executive officers.

Bonus
Our 2019 bonus plan provided compensation opportunities to our executive officers based on our achievement of pre-established performance goals derived from our Board-approved operating plan for 2019. Under our 2019 bonus plan, 20% of each executive’s target performance bonus for the 2019 calendar year was payable in the form of restricted stock units that only vested upon the Compensation Committee’s determination of achievement of these pre-established performance goals and the executive’s continued service through the vesting date in March 2020. Our 2019 bonus plan provided that the remaining 80% and any bonus amounts earned in excess of 100% of target would be paid in cash. In February 2019, the Compensation Committee approved a target incentive bonus award for each executive and capped the maximum bonus award at 200% of the target level in the event that stretch performance goals were achieved. These levels were consistent with our philosophy that a significant portion of each executive’s total target compensation should be performance-based and reflected the Compensation Committee’s review of internal pay equity. Similarly, under our 2020 bonus plan adopted in February 2020, 20% of each executive’s target performance bonus for the 2020 calendar year will be payable in the form of restricted stock units that will only vest upon achievement of pre-established performance goals and the executive’s continued service through the vesting date in March 2021. Any bonus amounts earned in excess of 20% of target, up to the maximum award of 195% of the target level, will be paid in cash.

Compensation Component	Reason
Long-Term Equity- Based Incentive Compensation
The Compensation Committee believes that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. In 2019, we awarded performance-based restricted stock units that will provide a return to the executive only if our Company achieves specific performance targets for 2019 and 2020 and the executive remains employed by us through the applicable vesting date, which could be as late as 2022 in order to achieve full vesting. In 2019, we also awarded restricted stock units that vest based on continued service over a four-year period, which provide a return only if the executive remains employed with us. In 2020, we made similar awards of performance-based and service-based restricted stock units.

Important Features of our Executive Compensation Program
The important features of our executive compensation program include:

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Annual Compensation Tied to Performance. Our executive compensation is heavily weighted toward at-risk, performance-based compensation in the form of an annual incentive bonus opportunity that is based on achievement of a combination of financial and operational goals selected annually by our Compensation Committee.

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Long-Term Equity Incentive Compensation. As part of our long-term incentive compensation program, we provide an equity compensation opportunity in the form of performance-based restricted stock units that provide incentives for our executives to meet certain performance goals, the achievement of which could increase the market value of our common stock.

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Significant Percentages of Compensation At-Risk. In 2019, at-risk compensation represented approximately 73% of our chief executive officer’s total direct compensation, and an average of 72% of our other named executive officers’ total direct compensation.

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Performance-Based Equity Awards. Fifty percent of the annual long-term equity-based incentive awards vest only based on the achievement of performance criteria, and if such performance criteria are met, a portion of the vested amount is subject to additional time-based vesting thereafter.

•	Reasonable Cash Severance Amounts. The cash severance benefits that we offer to our executives do not exceed two times base salary and annual bonus.

•	No Tax Gross-Up Benefits. We do not provide our executive officers with any excise tax or other tax gross ups.

•	No Pension or SERP Benefits. We do not provide any defined benefit pension plans or supplemental employee retirement plans to our executive officers.

•
Meaningful Executive Stock Ownership Guidelines. As further described in this Proxy Statement, our executives are required to comply with our stock ownership guidelines, which we adopted in 2012. Under these guidelines, our chief executive officer is required to accumulate shares of our common stock with a value equal to four times his annual base salary, and our executive vice presidents, including our chief financial officer, chief operations officer and chief legal officer, are required to accumulate shares of our common stock with a value equal to two times their annual base salaries.

•
Prohibition of Hedging and Pledging Transactions. Our insider trading policy prohibits our employees, including our executives, directors and consultants, from hedging or pledging the economic interest in the shares of our Company they hold.

•	Use of Independent Compensation Consultant. Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.

•	Use of Peer Group and Market Data. Our Compensation Committee reviews market practices and makes internal comparisons among our executives when making compensation decisions.

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Adoption of Compensation Recovery Policy. Our Board adopted a compensation recovery policy in December 2019 to recover cash and equity compensation from an executive officer in the event we are required to restate our financial results due to material noncompliance with financial reporting requirements and misconduct of the executive officer contributed to such noncompliance.

•	Appropriate Compensation Risk. We structure our executive compensation programs to try to minimize the risk of inappropriate risk-taking by our executives.

Advisory Vote on Executive Compensation—“Say-on-Pay” Vote
We conducted our ninth advisory vote on executive compensation, or say-on-pay vote, at our annual meeting of stockholders in 2019. Approximately 89.7% of the votes cast on the say-on-pay proposal supported the proposal. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders who voted in 2017. Our Compensation Committee’s decisions regarding compensation for 2019 reflected our say-on-pay vote in 2018, which was supported by approximately 95.3% of the votes cast on the proposal. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.
Our Compensation Committee has considered the results of the vote in the context of our overall compensation philosophy, policies and decisions. After discussing the levels of support in previous years in favor of the proposals, and considering the Compensation Committee’s continued use of the measures we adopted in response to previous advisory votes to further align management and stockholder interests, including stock ownership guidelines and a performance-based restricted stock unit program, our Compensation Committee decided to generally maintain a consistent course for 2020 compensation decisions.

IRIDIUM COMMUNICATIONS INC.
1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 14, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
WHY AM I RECEIVING THESE MATERIALS?
We have sent you these proxy materials because the Board of Directors of Iridium Communications Inc. (sometimes referred to as the Company or Iridium) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting, which will be held exclusively online as described below, to vote on the proposals described in this Proxy Statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.
We intend to mail these proxy materials on or about April 3, 2020 to all stockholders of record entitled to vote at the annual meeting.
HOW DO I ATTEND THE VIRTUAL ANNUAL MEETING?
The meeting will be held exclusively online via a live webcast on May 14, 2020 at 8:30 a.m. Eastern time. Stockholders may attend and participate in the meeting by visiting www.virtualshareholdermeeting.com/IRDM2020. To access the annual meeting, you will need the 16-digit control number, which can be found on your proxy card or voting instruction form. The virtual meeting platform is fully supported across browsers and devices running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting.
We encourage you to access the meeting before the start time. Please allow ample time for online check-in, which will begin at 8:15 a.m. Eastern time on May 14, 2020.
HOW CAN I SUBMIT A QUESTION?
If you would like to submit a question, you may do so during the meeting by logging in to the virtual meeting website at www.virtualshareholdermeeting.com/IRDM2020 using your 16-digit control number, typing your question into the “Ask a Question” field, and clicking “Submit.”
We do not place restrictions on the type or form of questions that may be asked; however, we reserve the right to edit or reject redundant questions or questions that we deem profane or otherwise inappropriate. During the live Q&A session of the annual meeting, we will answer questions as they come in, as time permits, or on the “Investors” page of our website as soon as is practical after the meeting. Stockholders will be limited to one question each unless time otherwise permits.
WHY IS THE ANNUAL MEETING A VIRTUAL, ONLINE MEETING?
We are conducting our annual meeting solely online via the Internet as part of our precautions regarding the coronavirus or COVID-19. In addition, we eliminate many of the costs associated with a physical meeting, and we anticipate that a virtual meeting will provide greater accessibility for stockholders, encourage stockholder participation from around the world, and improve our ability to communicate more effectively with our stockholders during the meeting.
WHAT IF I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE VIRTUAL MEETING?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting log-in page. Technical support will be available starting at 8:15 a.m. on May 14, 2020.
WHO CAN VOTE AT THE ANNUAL MEETING?
Only stockholders of record at the close of business on March 16, 2020 will be entitled to vote at the annual meeting. On this record date, there were 132,217,098 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If at the close of business on March 16, 2020 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote at the annual meeting or vote by proxy. Whether or not you plan to attend the virtual annual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If at the close of business on March 16, 2020, your shares were held in an account at a brokerage firm, bank or other similar organization, rather than in your own name, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the virtual annual meeting. Whether or not you plan to attend the virtual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.
WHAT AM I VOTING ON?
There are three matters scheduled for a vote:

•	the election of twelve directors (Proposal 1);

•	the advisory approval of the compensation of our named executive officers, as disclosed in this Proxy Statement in accordance with Securities and Exchange Commission, or SEC, rules (Proposal 2); and

•	the ratification of the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020 (Proposal 3).
WHAT IF ANOTHER MATTER IS PROPERLY BROUGHT BEFORE THE MEETING?
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
HOW DO I VOTE?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any one or more nominees you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the annual meeting or vote by proxy using the enclosed proxy card, calling the telephone number or following the Internet voting instructions. If you would like to vote your shares during the meeting, please follow the instructions at www.virtualshareholdermeeting.com/IRDM2020. You will need the 16-digit control number, which can be found on your proxy card or voting instruction form. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote online even if you have already voted by proxy.

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Mail: Complete, sign, date and mail the enclosed proxy card in the envelope provided, as soon as possible. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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Telephone: Call toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 13, 2020 to be counted.

•
Internet: Access www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern time on May 13, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete, sign, date and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or the Internet as instructed by your broker or bank. To vote online at the virtual annual meeting, please follow the instructions at www.virtualshareholdermeeting.com/IRDM2020. You will need the 16-digit control number, which can be found on your proxy card or voting instruction form. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual annual meeting and vote online even if you have already voted by proxy.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

HOW MANY VOTES DO I HAVE?
On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on March 16, 2020.
IF I AM A STOCKHOLDER OF RECORD AND I DO NOT VOTE, OR IF I RETURN A PROXY CARD OR OTHERWISE VOTE WITHOUT GIVING SPECIFIC VOTING INSTRUCTIONS, WHAT HAPPENS?
If you are a stockholder of record and do not vote by completing your proxy card, calling the telephone number, accessing the electronic proxy card on the Internet or online at the annual meeting, your shares will not be voted, nor will your shares count toward the establishment of a quorum for the meeting.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all twelve nominees for director, “For” the advisory approval of executive compensation, and “For” the ratification of the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
IF I AM A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME AND I DO NOT PROVIDE MY BROKER OR BANK WITH VOTING INSTRUCTIONS, WHAT HAPPENS?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares at its discretion. In this respect, under the rules of the New York Stock Exchange, or NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposals 1 and 2 are considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 3 is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 3.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the virtual annual meeting.
WHO IS PAYING FOR THIS PROXY SOLICITATION?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Georgeson LLC, or Georgeson, may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Georgeson will be paid its customary fee of approximately $7,500 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE SET OF PROXY MATERIALS?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102.

•	You may attend the virtual annual meeting and vote online during the meeting. However, simply attending the virtual meeting will not, by itself, revoke your proxy.
Your most recent proxy card or telephone or Internet proxy is the one that is counted.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization for changing your vote or vote online at the virtual annual meeting.
WHEN ARE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS DUE FOR NEXT YEAR’S ANNUAL MEETING?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 4, 2020 to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. If you wish to submit a proposal to be acted on at next year’s annual meeting but not included in next year’s proxy materials, or if you wish to nominate a director, you must provide written notice as required by our bylaws no earlier than the close of business on January 14, 2021 and no later than the close of business on February 13, 2021 to our Secretary at 1750 Tysons Boulevard, Suite 1400, McLean, Virginia 22102. Your notice to the Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition and (5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, or the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.
For more information, you are advised to review our amended and restated bylaws, filed with the SEC as an exhibit to a current report on Form 8-K on May 15, 2015 (and also incorporated by reference and available by hyperlink as Exhibit 3.5 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 25, 2020).
HOW ARE VOTES COUNTED?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1 to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposals 2 and 3 and will have the same effect as “Against” votes on those proposals. Broker non-votes will have no effect on Proposals 1 and 2, and will not be counted towards the vote total for those proposals.

WHAT ARE “BROKER NON-VOTES”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under the NYSE rules, the broker, bank or other such agent cannot vote the shares. These unvoted shares are counted as “broker non-votes.” Proposals 1 and 2 are considered to be “non-routine” under NYSE rules, and we therefore expect broker non-votes to exist in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent or vote online at the virtual annual meeting.
HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•
For Proposal 1, the election of directors, the twelve nominees receiving the most “For” votes (from the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withhold” will affect the outcome.

•
To be considered to have been approved, Proposal 2, the advisory approval of the compensation of our named executive officers, must receive “For” votes from the holders of a majority of shares represented and entitled to vote thereat either at the meeting or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
To be approved, Proposal 3, the ratification of the selection by the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020, must receive “For” votes from the holders of a majority of shares represented and entitled to vote thereat either at the meeting or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

WHAT IS THE QUORUM REQUIREMENT?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of common stock entitled to vote are present at the meeting online or represented by proxy. On the record date, there were 132,217,098 shares outstanding and entitled to vote. Thus, the holders of 66,108,550 shares of common stock must be present or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.
HOW CAN I FIND OUT THE RESULTS OF THE VOTING AT THE ANNUAL MEETING?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
WHAT PROXY MATERIALS ARE AVAILABLE ON THE INTERNET?
This Proxy Statement and our annual report to stockholders are available at www.proxyvote.com.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors currently consists of eleven directors, and each of our current directors is being nominated for re-election this year. Our Board has determined it to be in the best interests of our stockholders to increase the authorized number of directors to twelve effective as of the Annual Meeting, which number is consistent with our Board size from 2015-2019. The Board has determined to nominate Suzanne McBride, who was appointed as our Chief Operations Officer in February 2019, bringing the total number of director nominees this year to twelve. Before being appointed as our Chief Operations Officer, Ms. McBride was employed by our subsidiary Iridium Satellite LLC from 2007 to 2016 and oversaw the launch program for our next-generation satellite constellation. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees was previously elected by our stockholders at our 2019 annual meeting of stockholders, other than Ms. McBride. All of our currently serving directors attended our annual meeting of stockholders last year.
Directors are elected by a plurality of the votes of the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors. Proxies may not be voted for more than twelve nominees. The twelve nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the twelve nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
Our Corporate Governance Guidelines provide that any nominee who receives a greater number of votes “withheld” than votes “for” must submit an offer of resignation to our Nominating and Corporate Governance Committee. The committee will consider the facts and circumstances and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. The Board of Directors will then act on the committee’s recommendation.
NOMINEES
The Nominating and Corporate Governance Committee of our Board seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting a diverse group of members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.
The biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director. However, each member of the committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
Robert H. Niehaus, age 64, has served as a director of our Company since February 2008 and as Chairman of our Board of Directors since September 2009. Mr. Niehaus also served as our Chief Executive Officer for a brief period in September 2009. Mr. Niehaus is the founder and Chairman of GCP Capital Partners LLC, an investment firm formed in 2009 as the successor to Greenhill Capital Partners, the merchant banking business of Greenhill & Co., Inc. Mr. Niehaus joined Greenhill & Co. in 2000 to begin the formation of Greenhill Capital Partners and served as its Chairman and Chair of its Investment Committee from 2000 to 2009.
Prior to joining Greenhill, Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a Managing Director in the merchant banking department from 1990 to 1999. Mr. Niehaus was Vice Chairman and a director of the private equity investment funds Morgan Stanley Leveraged Equity Fund II, L.P. and Morgan Stanley Capital Partners III, L.P. Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998. Mr. Niehaus currently serves as a director of several private portfolio companies of GCP Capital Partners. He served as a director of Heartland Payment Systems, Inc., a publicly held provider of payment processing services, until its acquisition by Global Payments Inc. in April 2016. Mr. Niehaus received a Bachelor of Arts degree in International Affairs from the Woodrow Wilson School at Princeton University and a Masters of Business Administration degree from the Harvard Business School, from which he graduated with high distinction as a Baker Scholar. Our Board of Directors believes Mr. Niehaus’s qualifications to serve on our Board include his extensive corporate management experience, his financial and investment banking expertise and his experience serving on the boards of directors of numerous companies, particularly in the telecommunications industry.

Thomas C. Canfield, age 64, has served as a director of our Company since February 2008. Since October 2007, Mr. Canfield has served as Senior Vice President, General Counsel and Secretary of Spirit Airlines, Inc. From September 2006 to October 2007, Mr. Canfield served as General Counsel and Secretary of Point Blank Solutions, Inc., a manufacturer of antiballistic body armor. Prior to Point Blank, from 2004 to 2007, he served as Chief Executive Officer and Plan Administrator of AT&T Latin America Corp., a public company formerly known as FirstCom Corporation, which developed high-speed fiber networks in Latin American cities. Mr. Canfield also served as General Counsel and Secretary at AT&T Latin America Corp. from 1999 to 2004. Previously, Mr. Canfield was Counsel in the New York office of the law firm Debevoise & Plimpton LLP. Our Board of Directors believes Mr. Canfield’s qualifications to serve on our Board include his management experience in the telecommunications and aviation industries and his particular familiarity with serving as a director of technology companies.
Matthew J. Desch, age 62, has served as our Chief Executive Officer and a director of our Company since September 2009 and previously served as Chief Executive Officer of our predecessor, Iridium Holdings LLC, from August 2006 to September 2009. From 2002 to 2005, Mr. Desch served as Chief Executive Officer of Telcordia Technologies, Inc., a telecommunications software services provider. Previously, he spent 13 years at Nortel Networks Corporation, including as a President from 1996 to 2000. He also serves on the President’s National Security Telecommunications Advisory Committee and has served as a director of Unisys Corporation, a publicly traded global information technology company, since January 2019 and is a member of its compensation committee. Mr. Desch received a Bachelor of Science degree in Computer Science from The Ohio State University and a Master of Business Administration degree from the University of Chicago. Our Board of Directors believes Mr. Desch’s qualifications to serve on our Board include his deep knowledge of our Company gained from his position as our Chief Executive Officer and previously as the Chief Executive Officer of Iridium Holdings, as well as his extensive experience in the telecommunications industry.
Thomas J. Fitzpatrick, age 62, has served as our Chief Financial Officer since April 2010 and as our Chief Administrative Officer and a director of our Company since August 2013. From 2002 to December 2009, Mr. Fitzpatrick was Executive Vice President and Chief Financial Officer of Centennial Communications Corp., a publicly traded telecommunications company that was acquired by AT&T in November 2009. Previously, Mr. Fitzpatrick served as Chief Financial Officer of a number of privately held and publicly traded companies in the telecommunications and technology industries and was a Vice President with Bell Atlantic Corporation (now Verizon). Mr. Fitzpatrick graduated with a Bachelor of Business Administration degree from Pennsylvania State University and a Master of Business Administration degree from Villanova University. Mr. Fitzpatrick is also a Certified Public Accountant. Our Board of Directors believes Mr. Fitzpatrick’s qualifications to serve on our Board include his deep knowledge of our Company gained from his position as our Chief Financial Officer and Chief Administrative Officer, as well as his extensive financial experience in the telecommunications industry.
Jane L. Harman, age 74, has served as a director of our Company since May 2015. Since February 2011, Ms. Harman has served as Director, President and Chief Executive Officer of the Woodrow Wilson International Center for Scholars, a research institute affiliated with the Smithsonian Institution in Washington, D.C. From 1993 to 1999 and 2001 to 2011, Ms. Harman served as a member of the U.S. House of Representatives, representing California’s 36th Congressional District. During her nine Congressional terms, she served on a number of major security committees, including Armed Services, Intelligence and Homeland Security. Prior to serving in Congress, Ms. Harman was Staff Director of the Senate Judiciary Subcommittee on Constitutional Rights, Deputy Cabinet Secretary to President Jimmy Carter, Special Counsel to the Department of Defense, and in private law practice. She received a Bachelor’s degree in Government with honors from Smith College and earned her law degree from Harvard Law School. Ms. Harman is a member of the Defense Policy Board and the Homeland Security Advisory Committee. She also serves on the Executive Committee of the Trilateral Commission and the Advisory Board of the Munich Security Conference, is a Trustee of the Aspen Institute and the University of Southern California and is also a member of the Presidential Debates Commission. Our Board of Directors believes Ms. Harman’s qualifications to serve on our Board include her extensive political and leadership experience.
Alvin B. Krongard, age 83, has served as a director of our Company since September 2009 and previously served as a director of our predecessor, Iridium Holdings, from 2006 until September 2009. Since 2004, Mr. Krongard has been pursing personal interests. He served as Executive Director of the Central Intelligence Agency from 2001 to 2004 and as counselor to the Director of the Central Intelligence Agency from 1998 to 2001. Mr. Krongard previously served in various capacities at Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the Board. Upon the merger of Alex.Brown with Bankers Trust Corporation in September 1997, Mr. Krongard became Vice Chairman of the Board of Bankers Trust and served in such capacity until joining the Central Intelligence Agency. He currently serves as the lead independent director and chairman of the audit committee of the board of directors of Under Armour, Inc., as a director of Apollo Global Management, Inc. and a member of the audit committee of its board of directors, and as a director of Icahn Enterprises, L.P. and a member of the audit committee of its board of directors. From June 2014 to August 2016, he served as a director of Seventy Seven Energy Inc. Mr. Krongard also previously served as the Vice Chairman of the Johns Hopkins Health System. Mr. Krongard graduated with honors from Princeton University and received a Juris Doctor degree from the University of Maryland School of Law, where he graduated with honors. Our Board of Directors believes Mr. Krongard’s qualifications to serve on our Board include his past leadership experience with a large publicly traded investment banking firm, Alex.Brown, Incorporated, including as Chief Executive Officer and Chairman of the board of directors, his past leadership experience with the Central Intelligence Agency, including serving as Executive Director responsible for overall operations of the agency, and his deep knowledge of our Company dating to his time as a director of Iridium Holdings.
Suzanne E. McBride, age 51, has served as our Chief Operations Officer since February 2019. Ms. McBride served as Chief Operating Officer of OneWeb, Ltd., a company that is building a new satellite constellation, from October 2018 to January 2019 and as its Senior Vice President from June 2016 to October 2018. Previously, she was employed by Iridium Satellite LLC, our primary operating subsidiary, in a series of positions with increasing responsibility from 2007 until June 2016, most recently serving as its Vice President, Program Management Office and Launch Services, a role in which she oversaw the launch program for the Iridium® NEXT constellation. Ms. McBride has more than 25 years of experience in the satellite industry, including building and launching the original Iridium satellite constellation in the 1990's while at Motorola’s Satellite Communications Group as a senior engineer. Ms. McBride received her Masters of Business Administration from the University of Tennessee in the Executive Aerospace and Defense program, and her dual undergraduate degrees are from Columbia University in Industrial Engineering and Claremont McKenna College in Management Engineering. Ms. McBride also holds a master’s certificate in Program Management from George Washington University and is Project Management Institute certified. Our Board of Directors believes Ms. McBride’s qualifications to serve on our Board include her deep knowledge of our Company gained from her position as our Chief Operations Officer, as well as her extensive experience in the satellite industry.
Admiral Eric T. Olson (Ret.), age 68, has served as a director of our Company since December 2011. Admiral Olson retired from the United States Navy in 2011 as a full Admiral after 38 years of military service. He served in special operations units throughout his career, during which he was awarded several decorations for leadership and valor, including the Defense Distinguished Service Medal and the Silver Star. Admiral Olson was the first Navy SEAL officer to be promoted to three- and four-star ranks. Admiral Olson’s career culminated as the head of the United States Special Operations Command from July 2007 to August 2011, where he was responsible for the mission readiness of all Army, Navy, Air Force and Marine Corps special operations forces. Since June 2019, Admiral Olson has served as Chief Executive Officer of Hans Premium Water, a privately held company. As President and Managing Member of ETO Group, LLC since September 2011, Admiral Olson also acts as an independent national security consultant supporting a wide range of private and public sector organizations. Admiral Olson serves on the board of directors of Under Armour, Inc. and is a member of its nominating and corporate governance committee and also serves as a director of the non-profit Special Operations Warrior Foundation. Admiral Olson graduated from the United States Naval Academy in 1973 and earned a Master of Arts degree in National Security Affairs at the Naval Postgraduate School. He is an Adjunct Professor in the School of International and Public Affairs at Columbia University. Our Board of Directors believes Admiral Olson’s qualifications to serve on our Board include his past leadership experience as an Admiral in the United States Navy, including his leadership and management of a large and complex organization as head of the United States Special Operations Command.
Steven B. Pfeiffer, age 73, has served as a director of our Company since September 2009 and served on the Board of Directors of our predecessor, Iridium Holdings, from 2001 to September 2009. Mr. Pfeiffer is currently Of Counsel to, and from 2013 to 2018 was a partner in, the law firm of Norton Rose Fulbright US LLP. Mr. Pfeiffer was a partner at Fulbright & Jaworski LLP from 1983 until 2013 when Fulbright & Jaworski LLP became a member of Norton Rose Fulbright Verein, a Swiss Verein, and he served as the Chairman of its Executive Committee from 2003 to 2012. He previously served as the Partner-In-Charge of the Washington, D.C. and London offices and headed the firm’s International Department. Mr. Pfeiffer is a non-executive director of Borghese International Ltd. He also serves as Chairman Emeritus of Wesleyan University, the Chair of the Board of Trustees of The Africa-America Institute in New York, and a director and board secretary of the NAACP Legal Defense and Educational Fund, Inc. Mr. Pfeiffer received a Bachelor of Arts degree from Wesleyan University and studied at Oxford University as a Rhodes Scholar, completing a Bachelor of Arts degree and a Masters degree in jurisprudence. He also holds a Masters degree in Area Studies (Africa) from the School of Oriental and African Studies of the University of London and holds a Juris Doctor degree from Yale University. Mr. Pfeiffer served as an officer on active and reserve duty in the U.S. Navy. In 2010, he was recognized by the National Association of Corporate Directors (NACD) as one of the top 100 non-executive directors in the United States. Our Board of Directors believes Mr. Pfeiffer’s qualifications to serve on our Board include his extensive corporate management experience, his experience in working with technology companies, and, as a long-term member of the Board of Directors of Iridium Holdings, his deep knowledge of our Company.
Parker W. Rush, age 60, has served as a director of our Company since February 2008. Since July 2012, Mr. Rush has served as Chief Executive Officer and Chairman of ClearView Risk Holdings LLC. Since March 2012, he has also served as a Partner at Consult PWR, LLC. From 2003 until March 2012, Mr. Rush served as the President and Chief Executive Officer and as a member of the board of directors of Republic Companies Group, Inc., a property and casualty insurance company. Previously, Mr. Rush served in various capacities at The Chubb Corporation from 1980 to 2003, including as a Senior Vice President and Managing Director. Mr. Rush received a Bachelor of Business Administration degree from the University of Texas. Mr. Rush currently serves as a member of the board of directors and audit committee of National Teachers Associates Life Insurance Company and as a director of Collateral Protection Insurance Agency. Our Board of Directors believes Mr. Rush’s qualifications to serve on our Board include his financial expertise and his extensive corporate management experience.

Henrik O. Schliemann, age 55, has served as a director of our Company since May 2015. Mr. Schliemann has served as the Managing Partner of PMB Capital Ltd since September 2015, a business carved out of Edmond de Rothschild Private Merchant Banking LLP, of which he was the Managing Partner from October 2012 to September 2015. In January 2001, he joined Hawkpoint Partners Ltd as a Founding Partner and then served as its co-Chief Executive Officer from October 2009 until September 2012. Before that Mr. Schliemann was a Managing Director of Investment Banking at Merrill Lynch International from 1997 to 2000, Director of Corporate Finance at Baring Brothers Ltd from 1993 to 1996 and Vice President of Corporate Banking at JP Morgan & Co from 1988 to 1992. Mr. Schliemann received his Bachelor of Arts degree in Economics and Finance from the University of Pennsylvania, where he currently serves on the Advisory Board of the Huntsman Program for International Studies. Our Board of Directors believes Mr. Schliemann’s qualifications to serve on our Board include his extensive corporate management experience and his financial and investment banking expertise.
Barry J. West, age 74, has served as a director of our Company since May 2014. Previously, Mr. West served as Chief Executive Officer of Collision Communications Inc., a telecommunications company, from May 2011 to May 2015. From June 2010 to May 2011, he was a consultant to companies in the mobile broadband industry. From November 2008 to June 2010, he served as the President and Chief Architect of Clearwire Corporation and as its President of International Operations. From 2005 to November 2008, he served in a number of roles with Sprint Nextel Corp., including as its Chief Technical Officer and President of its 4G Mobile Broadband unit (XOHM). From 1996 to 2005, he served as Chief Technology Officer and Executive Vice President of Nextel Communications, Inc. Prior to joining Nextel, Mr. West served in a number of senior positions with British Telecom for more than 35 years, most recently as director of value-added services and corporate marketing at Cellnet, a cellular communications subsidiary of British Telecom. Our Board of Directors believes that Mr. West’s qualifications to serve on our Board include his extensive technology background and corporate management experience in the telecommunications industry.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” EACH NAMED NOMINEE.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES
AND CORPORATE GOVERNANCE
DIRECTOR INDEPENDENCE
As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time. Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that the following nine directors are independent directors within the meaning of the applicable Nasdaq listing standards: Messrs. Canfield, Krongard, Niehaus, Olson, Pfeiffer, Rush, Schliemann and West and Ms. Harman. In making these determinations, the Board found that none of these directors had a material or other disqualifying relationship with us. Messrs. Desch and Fitzpatrick and Ms. McBride are not independent directors by virtue of their positions as our executive officers. We believe that service by these executive officers on our Board allows us to consider a broad range of opinions in the course of our Board deliberations, including those with knowledge of our day-to-day operations and business strategy. Our independent directors meet in executive session without management present at the end of all regularly scheduled Board meetings. Each of our Audit, Compensation and Nominating and Corporate Governance Committees is 100% comprised of independent directors.
BOARD LEADERSHIP STRUCTURE
Our Board of Directors has an independent Chairman, Mr. Niehaus, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairman and chief executive officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of us and our stockholders. As a result, we believe that having an independent Chairman can enhance the effectiveness of the Board as a whole.
ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, while our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board. The Chairman has the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.
MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met four times during 2019. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served that were held during the portion of the year for which he or she was a director or committee member. At each meeting, the Board of Directors holds a regularly scheduled executive session at which only independent directors are present.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
Our Board has committees that include an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership and meeting information for 2019 for each of these Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Robert H. Niehaus	—	X	—
Thomas C. Canfield	X	—	X
Jane L. Harman	—	—	X
Alvin B. Krongard	—	X	X*
Admiral Eric T. Olson (Ret.)	—	—	X
Steven B. Pfeiffer	—	X*	—
Parker W. Rush	X*	—	—
Henrik O. Schliemann	X	—	—
Barry J. West	—	X	—
Total meetings in 2019	4	5	2
_____________________

*	Committee Chairman
Below is a description of these three committees of our Board of Directors. The Board of Directors has determined that each member of each committee is independent within the meaning of the Nasdaq listing standards and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.
Audit Committee
The Audit Committee of our Board of Directors was established by the Board to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of, and assesses the qualifications of, the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of Messrs. Rush (Chairman), Canfield and Schliemann. In 2019, the Audit Committee met four times. The Audit Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/corporate-governance.
At least annually, the Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all current members of our Audit Committee are independent. The Board of Directors has also determined that Mr. Rush qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Rush’s level of knowledge and experience based on a number of factors, including his formal education and experience as the President and Chief Executive Officer of a public reporting company.
Report of the Audit Committee of the Board of Directors
The Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2019 with management of Iridium Communications Inc. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or PCAOB, and the Securities and Exchange Commission. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted,

AUDIT COMMITTEE

Parker W. Rush, Chairman
Thomas C. Canfield
Henrik O. Schliemann
The material in this Report of the Audit Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our Compensation Committee is currently composed of Messrs. Pfeiffer (Chairman), Krongard, Niehaus and West. All of the current members of our Compensation Committee are independent within the meaning of the Nasdaq listing standards. In 2019, the Compensation Committee met five times. The Compensation Committee has adopted a written charter that is available to stockholders on our website at http://investor.iridium.com/corporate-governance.
The Compensation Committee acts on behalf of the Board to oversee our compensation policies, plans and programs, including with respect to salary, long-term equity incentives, bonuses, perquisites, equity incentives, severance arrangements, retirement benefits and other employee benefits, and to review and determine the compensation to be paid to our executive officers and directors. The Compensation Committee also made a non-exclusive delegation of certain authorities to a subcommittee tasked with approving both cash and equity compensation, to the extent necessary to comply with the “performance-based compensation” exception from the deductibility limit on compensation paid to certain executive officers under Section 162(m) of the Internal Revenue Code, or the Code, prior to its repeal by the Tax Cuts and Jobs Act and related transition relief. We refer to this subcommittee as the performance subcommittee.
Our Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to approve its inclusion in proxy statements and other filings.
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During 2019, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, our Compensation Committee engaged the compensation consultant, Radford, which is part of the Rewards Solutions practice at Aon plc, to perform the services described in “Executive Compensation—Compensation Discussion and Analysis—Use of Compensation Consultant.”
The specific determinations of our Compensation Committee with respect to executive compensation for the year ended December 31, 2019 are described in greater detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.
Compensation Committee Interlocks and Insider Participation
During 2019, the members of our Compensation Committee were Messrs. Pfeiffer, Krongard, Niehaus and West, none of whom is a current or former employee of our Company. None of the members of our Compensation Committee had a direct or indirect material interest in any related-party transaction involving our Company.
No interlocking relationships exist between our Board of Directors or our Compensation Committee and the board of directors or the compensation committee of any other entity. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or our Compensation Committee.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Respectfully submitted,

COMPENSATION COMMITTEE

Steven B. Pfeiffer, Chairman
Alvin B. Krongard
Robert H. Niehaus
Barry J. West

The material in this Report of the Compensation Committee is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors, consistent with criteria approved by the Board, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, reviewing succession planning for executive officers and developing a set of corporate governance principles for us.
The Nominating and Corporate Governance Committee is composed of Messrs. Krongard (Chairman), Canfield and Olson and Ms. Harman. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the Nasdaq listing standards.

During 2019, the Nominating and Corporate Governance Committee met two times. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website at: http://investor.iridium.com/corporate-governance.
The Nominating and Corporate Governance Committee believes that candidates for director should have minimum qualifications, including having the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider other factors, such as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee can modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of the Board to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors, the Nominating and Corporate Governance Committee annually reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee uses its network of contacts, as well as those of senior management, to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then recommends candidates to the Board for selection.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: c/o Iridium Communications Inc., 1750 Tysons Blvd., Suite 1400, McLean, VA 22102, Attn: Secretary, not less than 90 days but not more than 120 days prior to the anniversary date of the last annual meeting of stockholders. Submissions must include the name and address of the stockholder making the recommendation, the number of shares of our common stock beneficially owned by such stockholder as of the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information for the nominee and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board of Directors
Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director addressed to our Secretary at 1750 Tysons Blvd., Suite 1400, McLean, VA 22102. Each communication must set forth:

•	the name and address of the stockholder on whose behalf the communication is sent; and

•	the number of our shares that are owned beneficially by such stockholder as of the date of the communication.
Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board or such director. Examples of inappropriate communications include advertisements, solicitations or hostile communications. Communications determined by our Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.
Code of Ethics
We have adopted the Iridium Communications Inc. Code of Business Conduct and Ethics, or the Code of Ethics, that applies to all of our officers, directors and employees as well as those of our subsidiaries. The Code of Ethics is available on our website at http://investor.iridium.com/corporate-governance. If we make any substantive amendments to the Code of Ethics, or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Corporate Governance Guidelines
The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines, or the Guidelines, to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Guidelines set forth, among other things, the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Guidelines provide that any nominee who receives a greater number of votes “withheld” than votes “for” must submit an offer of resignation to our Nominating and Corporate Governance Committee. The committee will consider the facts and circumstances and recommend to the Board of Directors the action to be taken with respect to such offer of resignation, and the Board of Directors will then act on the committee’s recommendation. The Guidelines are available on our website at http://investor.iridium.com/corporate-governance.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At our 2017 annual meeting of stockholders, our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year we are again asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this Proxy Statement.
The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained later in this Proxy Statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract, motivate and retain talented and experienced executives to lead our Company successfully in a competitive environment.
Accordingly, the Board is asking stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and any related information disclosed in this Proxy Statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on us or the Board of Directors. Nevertheless, the views expressed by our stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares represented and entitled to vote at the annual meeting either online at the meeting or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Unless the Board decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of our named executive officers, the next scheduled say-on-pay vote will be at the 2021 annual meeting of stockholders. The next advisory vote on the frequency of solicitation of advisory stockholder approval of executive compensation will be at the 2023 annual meeting of stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors has selected Ernst & Young LLP to continue in its capacity as our independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our fiscal year ended December 31, 2008 and those of our predecessor Iridium Holdings LLC since its fiscal year ended December 31, 2001.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the selection of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to continue to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Representatives of Ernst & Young LLP are expected to be present at the virtual annual meeting. They will be available to respond to appropriate questions.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2019 and 2018 by Ernst & Young LLP.

	Year Ended December 31,
	2019	2018
Audit fees(1)	$1,397,669	$1,459,983
Tax fees(2)	13,731	18,142
Total fees	$1,411,400	$1,478,125
_____________________

(1)
Fees for audit services include fees associated with the annual audit of our financial statements, the reviews of our interim financial statements included in our quarterly reports on Form 10-Q, statutory audits required by foreign jurisdictions, fees related to consents provided in connection with Form S-8 registration statements, and fees of approximately $0.1 million and $0.2 million associated with financing activities in 2019 and 2018, respectively.

(2)	Consists of fees for tax compliance, tax advice and tax planning.
All fees described above were pre-approved by the Audit Committee.
PRE-APPROVAL POLICY AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally requires pre-approval of specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining their independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” PROPOSAL 3.

MANAGEMENT
EXECUTIVE OFFICERS WHO ARE NOT DIRECTOR NOMINEES
Bryan J. Hartin, age 56, has served as our Executive Vice President, Sales and Marketing since December 2012. From June 2009 to December 2012, Mr. Hartin served as Senior Vice President of Sales, Distribution and Business Development of LightSquared, a telecommunications company. From May 2008 to June 2009, Mr. Hartin worked as an independent consultant to companies in the wireless telecommunications industry. From 2003 to May 2008, Mr. Hartin was Vice President—Indirect Distribution of Sprint Nextel Corporation. Mr. Hartin received a Bachelor of Science degree in Business Administration from LeMoyne College and a Master of Business Administration degree from The American University.
Thomas D. Hickey, age 60, has served as our Chief Legal Officer and Secretary since May 2011. He previously served as General Counsel of Primus Telecommunications Group, Incorporated, a global provider of advanced facilities-based communications solutions, from July 2010 to March 2011. From April 2006 to June 2010, Mr. Hickey served as Vice President and General Counsel of Cyren Call Communications Corporation, a provider of wireless communications solutions for first responders. Prior to that, he spent 17 years with Nextel Communications, Inc. and Sprint Nextel Corporation, most recently in the role of Vice President, Law and Deputy General Counsel. Mr. Hickey began his legal career in the telecommunications practice of the Jones Day law firm. His prior experience also includes work in the White House, the Federal Communications Commission and Congress. Mr. Hickey received his Juris Doctor degree from the Washington University School of Law and a Bachelor of Arts degree in Public Policy Studies from Duke University.
Scott T. Scheimreif, age 51, has served as our Executive Vice President, Government Programs since December 2012 and previously served as acting Executive Vice President, Government Programs from June 2012 to December 2012 and as Vice President, Government Programs from April 2008 to June 2012. Mr. Scheimreif received his Bachelor of Science degree in Business Administration from Salisbury University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 16, 2020 by (i) each director nominee, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all of our executive officers and current directors as a group and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percentage (%)
5% Holders
BlackRock, Inc. (2)	15,118,915	11.4
Baralonco Limited (3)	13,599,230	10.3
Baron Capital Group, Inc. (4)	12,955,587	9.8
The Vanguard Group (5)	11,225,627	8.5
SMALLCAP World Fund, Inc. (6)	8,302,520	6.3
Executive Officers, Directors and Director Nominees
Matthew J. Desch (7)	1,625,879	1.2
Thomas J. Fitzpatrick (8)	704,885	*
Suzanne E. McBride (9)	30,905	*
Bryan J. Hartin (10)	164,016	*
Scott T. Scheimreif (11)	429,876	*
Robert H. Niehaus (12)	647,490	*
Thomas C. Canfield (13)	232,951	*
Jane L. Harman (14)	42,358	*
Alvin B. Krongard (15)	419,129	*
Admiral Eric T. Olson (Ret.) (16)	108,439	*
Steven B. Pfeiffer (14)	101,931	*
Parker W. Rush (17)	201,249	*
Henrik O. Schliemann (14)	42,358	*
Barry J. West (18)	89,260	*
All current directors and executive officers as a group (15 persons) (19)	5,198,529	3.8
_____________________

*	Less than 1% of the outstanding shares of common stock.

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 132,217,098 shares outstanding on March 16, 2020. Shares of common stock issuable under options that are exercisable as of March 16, 2020 or within 60 days of March 16, 2020 and shares underlying restricted stock units, or RSUs, that are vested as of March 16, 2020 or will vest within 60 days of March 16, 2020 are deemed beneficially owned, and such shares are used in computing the percentage ownership of the person holding the options or RSUs, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares underlying all vested RSUs held by each of our non-employee directors will be released six months following the termination of such director’s service.

(2)
This information has been obtained from a Schedule 13G/A filed on February 4, 2020 by BlackRock, Inc. The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(3)
This information has been derived from a Schedule 13D/A filed on May 17, 2019 by Baralonco Limited and its sole owner, Khalid bin Abdullah bin Abdulrahman. The principal business address of Baralonco Limited is: Craigmuir Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands VG1110.

(4)
This information has been obtained from a Schedule 13G/A filed on February 14, 2020 by Baron Capital Group, Inc. and affiliated persons and entities, which share voting and dispositive power as described therein. The principal business address of these persons and entities is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(5)
This information has been obtained from a Schedule 13G/A filed on February 12, 2020 by The Vanguard Group. The principal business address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)
This information has been derived from a Schedule 13G filed on February 14, 2019 by SMALLCAP World Fund, Inc. The principal business address of SMALLCAP World Fund, Inc. is 6455 Irvine Center Drive, Irvine, California 92618.

(7)	Includes 905,449 shares issuable upon exercise of stock options.

(8)	Includes 411,064 shares issuable upon exercise of stock options.

(9)	Includes 19,801 shares issuable upon exercise of stock options.

(10)	Includes 43,532 shares issuable upon exercise of stock options.

(11)	Includes 300,651 shares issuable upon exercise of stock options.

(12)
Includes 123,442 shares issuable upon exercise of stock options and 101,772 shares underlying vested RSUs. Also includes 100,000 shares of common stock held by The Robert and Kate Niehaus Foundation, a nonprofit tax-exempt organization, for which Mr. Niehaus possesses voting and investment power.

(13)	Includes 166,106 shares underlying vested RSUs.

(14)	Consists solely of shares underlying vested RSUs.

(15)
Includes 223,246 shares issuable upon exercise of stock options and 61,867 shares underlying vested RSUs. Excludes 160,983 shares held by The Krongard Irrevocable Equity Trust dated June 30, 2009, a trust held for the benefit of Mr. Krongard’s children of which Mr. Krongard’s wife is the trustee.

(16)	Consists of 3,750 shares issuable upon exercise of stock options and 104,689 shares underlying vested RSUs.

(17)	Includes 146,523 shares underlying vested RSUs.

(18)	Includes 44,393 shares issuable upon exercise of stock options and 34,867 shares underlying vested RSUs.

(19)	Includes 2,265,174 shares issuable upon the exercise of stock options and 802,471 shares underlying vested RSUs.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports filed on the SEC's EDGAR system and written representations that no other reports were required during 2019, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were timely complied with, except for one report, covering the mandatory conversion of our Series B preferred stock into common stock held by each of Mr. Fitzpatrick, our Chief Financial Officer, and Mr. Canfield, one of our directors.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2) (c)
Equity compensation plans approved by security holders:	6,854,031	$5.32	13,529,137
Equity compensation plans not approved by security holders (3):	—	—	—
Total	6,854,031	$5.32	13,529,137
_____________________

(1)
Includes 2,700,778 shares issuable upon the settlement of restricted stock units without consideration. The weighted average exercise price of the outstanding options and rights other than these restricted stock units is $8.78 per share. There are no warrants outstanding under our equity compensation plan.

(2)
The number of shares of common stock available for issuance under our Amended and Restated 2015 Equity Incentive Plan, or the 2015 Plan, is reduced by (i) one share for each share of common stock issued pursuant to an appreciation award, such as a stock option or stock appreciation right with an exercise or strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, and (ii) 1.8 shares for each share of common stock issued pursuant to any stock award that is not an appreciation award, also known as a “full value award.”

(3)	We do not maintain any equity compensation plans that were not approved by our stockholders.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Background
This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices for the following current executives, who are referred to in this Proxy Statement as our named executive officers:

•	Matthew J. Desch, chief executive officer;

•	Thomas J. Fitzpatrick, chief financial officer and chief administrative officer;

•	Suzanne E. McBride, chief operations officer;

•	Bryan J. Hartin, executive vice president, sales and marketing; and

•	Scott T. Scheimreif, executive vice president, government programs.
We present our Compensation Discussion and Analysis in the following sections:
1. Executive Summary (page 25). In this section, we provide an overview of our business and 2019 performance highlights, discuss certain aspects of our executive compensation program, discuss the response of our Compensation Committee to the 2019 stockholder advisory vote on named executive officer compensation and provide a summary of reported versus realizable and realized equity award compensation for our chief executive officer.
2. Executive Compensation Program (page 29). In this section, we describe our executive compensation philosophy, the use of a compensation consultant and peer group data and the material components of our executive compensation program. We also describe the reasons for providing, and manner of structuring, the key compensation elements in 2019.
3. Other Executive Compensation Matters (page 39). In this section, we provide a brief overview of our policies related to equity compensation grants and prohibition of hedging and pledging transactions involving our stock, minimum stock ownership, change in control, severance and employee benefits and executive compensation clawbacks. We also review the accounting and tax treatment of compensation and the relationship between our compensation program and risk.
Executive Summary
Business Overview. We are the only commercial provider of communications services offering true global coverage, connecting people, organizations and assets to and from anywhere, in real time. Our unique L-band satellite network provides reliable communications services to regions of the world where terrestrial wireless or wireline networks do not exist or are limited, including remote land areas, open ocean, airways, the polar regions and regions where the telecommunications infrastructure has been affected by political conflicts or natural disasters. We provide voice and data communications services to businesses, the U.S. and foreign governments, non-governmental organizations and consumers via our satellite network, which has an architecture of 66 operational satellites with in-orbit and ground spares and related ground infrastructure. We utilize an interlinked mesh architecture to route traffic across our satellite constellation using radio frequency crosslinks between satellites. This unique architecture minimizes the need for local ground facilities to support the constellation, which facilitates the global reach of our services and allows us to offer services in countries and regions where we have no physical presence. In February 2019, we completed our Iridium NEXT program, a new satellite constellation that supports higher data speeds for new products, including Iridium Certus® broadband service. The new constellation maintains the same interlinked mesh architecture of our first-generation constellation and is compatible with all end-user equipment.
2019 Business Highlights. Our Company had a transformative year in 2019, with the completion of Iridium NEXT and the launch of our new Iridium Certus broadband service. We also signed three new contracts in 2019 that support the use of Iridium satellite technology and services by the U.S. government. Most significantly, we entered into a seven-year, $738.5 million fixed-price airtime contract with the U.S. Air Force Space Command for Enhanced Mobile Satellite Services, which we refer to as the EMSS Contract. Under the EMSS Contract, we provide specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. The other two of these contracts provide for maintenance and support work for the U.S. government's dedicated Iridium gateway.
In 2019, we generated total revenue of $560.4 million, which was up 7% compared to 2018, and ended the year with 1,300,000 worldwide subscribers, a 16% increase over the prior year. This year-end subscriber number includes 135,000 U.S. government subscribers. Our Internet of Things, or IoT, data subscribers have grown at a 25% compound annual growth rate since 2010 and at the end of 2019 represented 69% of our commercial customer base.
In addition to delivering strong subscriber growth and financial performance, we streamlined our capital structure in November 2019 by entering into a new term loan that fully refinanced the previous credit facility that had supported the development and execution of the Iridium NEXT program. In February 2020, we closed on an additional $200.0 million under this term loan, bringing the total amount borrowed to $1.65 billion, and used the proceeds, together with cash on hand, to fully prepay all of the indebtedness outstanding under the senior unsecured notes that we had issued in March 2018. This new, simplified debt structure, with the term loan that does not mature until November 2026, provides Iridium with significant financial flexibility for stockholder-friendly activities as we look to the future.
Important Features of our Executive Compensation Program. Our executive compensation program is designed to attract, reward and retain a talented, innovative and entrepreneurial team of executives to fulfill our business objectives. To do so, we believe that a majority of our executives’ target compensation should be based on performance, both of the individual and of our business. We structure our variable compensation programs to recognize both short-term and long-term contributions. The important features of our executive compensation program include:

•
Annual Compensation Tied to Performance – Our executive compensation is heavily weighted toward at-risk, performance-based compensation in the form of an annual incentive bonus opportunity that is based on achievement of a combination of financial, strategic and operational goals selected annually by our Compensation Committee and an equity program that is also linked to future performance and continued service. Twenty percent of each executive’s target annual incentive bonus for the 2019 calendar year was paid in the form of restricted stock units that vested only upon the Compensation Committee’s certification of achievement of pre-established performance goals and continued service through the vesting date in March 2020. The remaining 80%, and amounts earned in excess of the 100% target, were paid in cash. For 2020, the first 20% of each executive’s target annual incentive bonus will again be paid in the form of restricted stock units that will vest only upon the Compensation Committee’s certification of achievement of pre-established performance goals and continued service through the vesting date in March 2021.

•
Significant Percentages of Compensation At-Risk – As reflected in the charts below, in 2019, at-risk compensation (consisting of annual bonus awards paid in restricted stock units and cash, time- and performance-vesting restricted stock unit grants, and stock option grants) represented approximately 73% of our chief executive officer’s total direct compensation, and an average of 72% of our other named executive officers’ total direct compensation (in each case, as reported in our 2019 Summary Compensation Table).

•
Performance-Based Equity Awards – Fifty percent of the annual long-term equity-based incentive awards vest only upon the achievement of predetermined performance criteria and, if such performance criteria are met, are subject to additional service-based vesting thereafter.

•	Reasonable Cash Severance Amounts – The cash severance benefits that we offer to our executives do not exceed two times base salary and annual bonus.

•	No Tax Gross-Up Benefits – We do not provide our executive officers with any excise tax or other tax gross-ups.

•	No Pension or SERP Benefits – We do not provide any defined benefit pension plans or supplemental employee retirement plans to our executive officers.

•
Meaningful Executive Stock Ownership Guidelines – As further described below, our executives are required to comply with our stock ownership guidelines, which we adopted in 2012. Under these guidelines, our chief executive officer is required to accumulate shares of our common stock with a value equal to four times his annual base salary, and our executive vice presidents, including our chief financial officer, chief operations officer and chief legal officer, are required to accumulate shares of our common stock with a value equal to two times their annual base salaries.

•
Prohibition of Hedging and Pledging Transactions – Our insider trading policy prohibits our employees, including our executives, directors and consultants, from hedging or pledging the economic interest in the Iridium shares they hold.

•	Use of Independent Compensation Consultant – Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.

•	Use of Peer Group and Market Data – Our Compensation Committee reviews market practices and makes internal comparisons among our executives when making compensation decisions.

•
Adoption of Compensation Recovery Policy – Our Board adopted a compensation recovery policy in December 2019 that allows the Company to recover both cash and equity compensation from an executive officer in the event we are required to restate our financial results due to material noncompliance with financial reporting requirements and misconduct of the executive officer contributed to such noncompliance.

•	Appropriate Compensation Risk – We structure our executive compensation programs to try to minimize the risk of inappropriate risk-taking by our executives.
Pay for Performance. Our Compensation Committee applies a pay-for-performance philosophy and structures a significant portion of our named executive officers’ target total direct compensation to be variable, at risk and tied directly to our performance over the short- and long-term. Our 2019 annual bonus and performance-based equity award payouts illustrate this core objective. Our chief executive officer and our other executive officers received a payout of 104% of their target bonuses under our 2019 incentive bonus plan. The payout was the result of our exceeding each of our 2019 operational EBITDA financial target, certain strategic targets and several other operational goals. Under the terms of our 2019 annual incentive bonus plan, 20% of each executive’s target incentive bonus earned for the 2019 calendar year was paid in the form of shares of our common stock pursuant to restricted stock units granted under our Amended and Restated 2015 Equity Incentive Plan, or our 2015 Plan, with the remaining amount paid in cash. Similarly, in March 2020, our Compensation Committee approved our 2020 incentive bonus plan which provides for the payment of the first 20% of target bonuses, if earned, in the form of restricted stock units that will vest only upon the Compensation Committee’s certification of achievement of performance goals. Any bonus amounts in excess of 20% of the target bonuses (if earned based on achievement of target or stretch performance goals) will be paid in cash. Paying a portion of our executives’ target annual incentive bonuses in the form of equity awards further aligns our compensation program with the interests of our stockholders because the awards only vest based upon achievement of our key corporate objectives and the value of the award can increase or decrease with the value of our stock price.
We also maintain a performance-based restricted stock unit program for our executives, including our named executive officers, to further link our equity-based awards to achievement of specific financial performance targets based on service revenue growth and operational EBITDA margin. These awards vest on a sliding scale based on specified achievement levels for these two metrics over a two-year performance period. Since inception of this program in 2012, the percentage of these performance-based restricted stock units that have vested, as a percentage of the target achievement, is as follows:

Grant Year	Vesting Percentage of Target
2012	0.0%
2013	68.4%
2014	150.0%
2015	67.3%
2016	100.9%
2017	106.3%
2018	117.4%
Once the level of performance has been determined over the two-year performance period, these performance-based restricted stock units are subject to further time-based vesting for retention purposes, with 50% eligible to vest on the date the performance goal achievement is certified and 50% eligible to vest on the one-year anniversary of the certification date. We believe that the structure of this program underscores the emphasis on rewarding our executive officers based on actual Company performance. We continue to grant awards under this program, including in 2019 and 2020, because we believe performance-based equity contributes to our goal of heavily weighting executive compensation toward performance-based compensation. The vesting percentage for awards granted in 2019 will be determined in 2021, and for awards granted in 2020 it will be determined in 2022.
During 2019, we also granted long-term incentives in the form of restricted stock units subject to time-based vesting to align the interests of our executives with those of our stockholders and promote long-term decision-making. The value, if any, that may be realized from these equity awards is directly tied to our stock price performance over a multi-year period, during which time a named executive officer must continue to provide effective and satisfactory services to us for such equity awards to vest.
2019 Say-on-Pay Vote. We conducted our ninth advisory vote on executive compensation, or say-on-pay vote, at our annual meeting of stockholders in 2019. Approximately 89.7% of the votes cast on the say-on-pay proposal supported the proposal. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders who voted on the preferred frequency at our stockholder meeting in 2017. Our Compensation Committee’s decisions regarding compensation for 2019 reflected our say-on-pay vote in 2018, which was supported by approximately 95.3% of the votes cast on the proposal. In addition to our annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.
Our Compensation Committee has considered the results of the advisory vote in the context of our overall compensation philosophy, policies and decisions. After discussing the levels of support in each of the eight years in favor of the proposals, and considering the Compensation Committee’s continued use of the measures we adopted in response to previous advisory votes to further align management and stockholder interests, including stock ownership guidelines and a performance-based restricted stock unit program, our Compensation Committee decided to generally maintain a consistent course for 2019 compensation decisions.
Chief Executive Officer’s Realizable and Realized Equity Compensation. The following chart illustrates the difference between the compensation reported in the 2019 Summary Compensation Table and compensation realizable and actually realized by our chief executive officer for 2019 related to his performance-based restricted stock units and restricted stock unit awards subject to time-based vesting. We believe this supplemental information is important because a significant portion of our chief executive officer’s equity compensation reported in the Summary Compensation Table for 2019 is an incentive for future performance, which with respect to the performance-based restricted stock unit awards only provide an economic benefit if the applicable performance goals are achieved. Therefore, we believe also disclosing “realizable” and “realized” pay provides a more complete view of the 2019 value of our chief executive officer’s equity compensation.
As shown in the chart below, the value that may be potentially realized from equity awards granted to our chief executive officer in 2019 and the value that was actually realized from equity awards vested or earned for 2019 performance differ from the amounts required to be reported in the 2019 Summary Compensation Table for these equity awards. The realized value of equity awards includes the performance-based restricted stock units granted in 2018 that were eligible to vest in 2020 based on corporate performance over the 2018-2019 performance period, and the restricted stock units granted pursuant to the 2019 annual bonus plan that vested based on performance during the 2019 calendar year. The figures in the chart below demonstrate that a significant portion of the realizable and realized value of equity awards in 2019 consisted of equity awards that vested based on achievement of performance goals, and for the realized portion, reflect the increased value of our common stock. These results reflect our pay-for-performance program.

2019 CEO Total Reported Compensation for Equity Awards
Versus Total Realizable Value and Realized Value for Compensation for Equity Awards
_____________________

(1)
The reported value of equity compensation is the grant date value of stock awards granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, as reported in the 2019 Summary Compensation Table below.

(2)
The realizable value of equity compensation is the sum of (i) the value of restricted stock unit awards subject to time-based vesting granted during the year, (ii) the payout value of restricted stock unit awards subject to performance-based vesting granted during the year pursuant to our annual bonus plan (that vested in 2020 based on 2019 performance), and (iii) the target value of restricted stock unit awards subject to performance-based vesting granted during the year for which the performance periods remain outstanding at the end of the year end, in each of (i) through (iii), valued as of December 31, 2019.

(3)
The realized value of equity compensation is the sum of (i) the realized gain upon exercise of stock options, if any, during the year, valued as of the exercise date, (ii) the value of restricted stock unit awards subject to time-based vesting that vested during the year, valued as of the vesting date, and (iii) the value of restricted stock unit awards subject to performance-based vesting that vested during the year or that vested after year-end due to achievement of performance during a performance period that ended as of year-end, valued as of the vesting date or as of December 31, 2019, respectively.

Executive Compensation Program
Objectives of Our Compensation Programs
We design our executive compensation programs to:

•	provide a competitive compensation package to attract and retain talented individuals to manage and operate all aspects of our business;

•	motivate our executives to achieve corporate and individual objectives that promote the growth and profitability of our business, as measured by objective goals; and

•	align the interests of our executive officers with those of our stockholders.

To meet these objectives, we provide base salary, performance-based annual incentives, performance-based and time-based equity incentive awards, broad-based employee benefits with limited perquisites, and responsible severance benefits. We do not have formal policies for allocating compensation between long-term and currently paid-out compensation, or between cash and non-cash compensation, but rather, the Compensation Committee makes determinations regarding the allocation of compensation based on the best interests of our Company with the goal of encouraging and rewarding performance. Aggregate equity incentive award target values for our executive officers are generally allocated 50% to time-based vesting awards and 50% to awards under our performance-based restricted stock unit program to provide retentive value and reward achievement of our corporate strategic objectives.
In the fall of 2018, our Compensation Committee engaged a new compensation consultant to assist with conducting an assessment of our overall compensation philosophies and a review of our compensation programs in relation to companies in our peer group and applicable survey data. In connection with that review, our Compensation Committee determined that, beginning with the 2019 calendar year, our executive compensation program should emphasize a total direct compensation philosophy, focused on aggregate pay, inclusive of both cash and equity incentives, from a holistic perspective. Our Compensation Committee continued that approach and philosophy for the 2020 calendar year.
Role of the Compensation Committee
Our Compensation Committee is generally responsible for reviewing, modifying, approving and otherwise overseeing the compensation policies and practices applicable to all of our employees, including the administration of our equity plans and employee benefit plans. As part of this responsibility, the Compensation Committee establishes, reviews and modifies the compensation structure for our named executive officers. However, the Compensation Committee may, in its discretion and in accordance with the philosophy of making all information available to our Board, present executive compensation matters to the entire Board for its review and approval.
As part of its deliberations in any given year, the Compensation Committee may review and consider materials such as studies and reports prepared by a compensation consultant; financial reports and projections; operational data; tax and accounting information that set forth the total compensation that may become payable to executives in various hypothetical scenarios; executive and director stock ownership information; our common stock performance data; analyses of historical executive compensation levels and current Company-wide compensation levels; and the recommendations of our chief executive officer and the Compensation Committee’s independent compensation consultant.
Role of Management
Our Compensation Committee solicits and considers the performance evaluations and compensation recommendations for our named executive officers submitted by our chief executive officer. Generally, our chief executive officer and our chief legal officer attend meetings of the Compensation Committee. The Compensation Committee conducts a formal performance evaluation of each of our named executive officers annually, with informal commentary discussed as needed throughout the year. Our chief executive officer prepares and presents these evaluations and recommendations to our Compensation Committee outside of the presence of any other executive officers. However, our Compensation Committee retains the final authority to make all compensation decisions. Our Compensation Committee meets in executive session after our chief executive officer has reviewed his evaluations and reports back to management on the results of their deliberations.
Our legal, finance and human resources departments work with our chief executive officer to design and develop recommended compensation programs for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analyses of financial data, to prepare peer data comparisons and other briefing materials, and ultimately to implement the decisions of the Compensation Committee. Members of our legal department also meet separately with the Compensation Committee’s independent compensation consultant to convey information on proposals that management may make to the Compensation Committee, as well as to allow the consultant to collect information about our Company to develop its own proposals. No executive officer participated directly in the final determinations of the Compensation Committee regarding the amount of any component of his or her own 2019 compensation package.

Use of Compensation Consultant
In the fall of 2018, our Compensation Committee retained Radford, which is part of the Rewards Solutions practice at Aon plc, as a new independent compensation consultant to assist the Compensation Committee with evaluating our executive and director compensation programs and make recommendations for our 2019 compensation program to ensure that our programs remain competitive in attracting and retaining talented executives, directors and employees. In general, as part of its review in advance of our 2019 calendar year, Radford provided the Compensation Committee with the following services:

•	reviewed and assisted the Compensation Committee with further developing its executive pay philosophy;

•	prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term incentive grants against market practices;

•	advised on the design and structure of our cash and equity incentive compensation programs;

•	reviewed our equity incentive plan utilization;

•	updated the Compensation Committee on emerging trends and best practices in the area of executive and Board compensation;

•	provided recommendations as to, and assisted with developing our peer group;

•	provided compensation data for similarly situated executive officers at companies in our peer group;

•
reviewed and provided an analysis of the compensation arrangements for all of our named executive officers, including the design and structure of our annual incentive bonus plan and equity-based incentive compensation program; and

•	reviewed and provided recommendations on the compensation program for our non-employee directors.
In the fall of 2019, Radford reviewed and updated its recommendations for our peer group companies for use by our Compensation Committee in making its 2020 compensation decisions; updated its analyses of compensation levels and opportunities, incentive plan design, aggregate long-term incentive practices and stock ownership levels for our named executive officers; and provided an analysis of the structure and amount of compensation received by our non-employee directors in relation to the compensation received by non-employee directors of companies in our peer group.
The Compensation Committee has the authority to hire and terminate its compensation consultants. The Company pays the cost for the consultants’ services. The compensation consultants attend meetings of the Compensation Committee at the request of the Compensation Committee. The Chairman of the Compensation Committee also communicates separately with the compensation consultants at his discretion. If and as requested by the Compensation Committee, the compensation consultants gather information from management necessary to perform their duties to the Compensation Committee. In addition, as described above, members of our legal department also meet separately with the compensation consultants to convey information on proposals that management may make to the Compensation Committee. Radford has not provided any other services to the Company related to executive or non-executive director compensation.
 The Compensation Committee regularly reviews the performance and independence of its compensation consultant and of each individual employee of the consulting firm who directly provides services to our Company. The Compensation Committee annually considers whether the compensation consultant should continue to serve as its independent adviser. The Compensation Committee requested information from the compensation consultant about potential conflicts of interest, and in particular, considered the fact that Radford provided no other executive compensation services to our Company, that the individual representatives of Radford who work directly with the Compensation Committee have no other business or personal relationships with the Board, management or our Company, Radford’s own policies on ethics, stock ownership and conflicts of interest, and that the total revenue Radford received from us in 2019 did not exceed 0.5% of Radford’s gross revenues. As a result, the Compensation Committee concluded that there was no conflict of interest with respect to Radford providing services to the Compensation Committee.

Use of Peer Data
In the fall of 2018, in connection with hiring Radford as its new compensation consultant, the Compensation Committee engaged Radford to review and update our peer group in preparation for compensation decisions made for 2019. Based on Radford’s recommendations, our 2018 peer group used for 2019 compensation decisions included 16 public companies in the telecommunications and software services industries with revenues, market capitalizations and employee headcounts generally comparable to ours. This updated peer group reflects the removal of three companies from our previous peer group that had either been acquired or that had a different business focus and no longer had comparable revenues or market capitalizations, and the addition of four new companies that met the appropriate selection criteria for inclusion. In addition, Radford also utilized data taken from the Radford Global Technology Survey with respect to public companies with a comparable business profile in evaluating our compensation philosophies and programs. Our 2018 peer group used for 2019 compensation decisions consisted of the following companies:
2018 Peer Group Companies Used for 2019 Compensation Decisions

AeroVironment	Comtech Telecommunications	ORBCOMM
Astronics	Consolidated Communications	Shenandoah Telecomm.
ATN International	Gogo Inc.	ViaSat
Boingo Wireless	Inmarsat plc	Vonage
Cogent Communications	Intelsat S.A.
Commvault Systems	Kratos Defense & Sec.
In the fall of 2019, Radford again reviewed and updated its recommendations for our peer group. Based on Radford's recommendations, our revised 2019 peer group used for 2020 compensation decisions includes 17 public companies in the telecommunications industry with revenues, operating income levels or market capitalizations generally comparable to ours. The revised group reflects the removal of two companies from the prior peer group that had revenues and market capitalizations that were no longer in line with our revenue and market capitalization, and the addition of three companies with a business emphasis on telecommunications or software services that were in line with our revenue and market capitalization. The selected companies were:
2019 Peer Group Companies Used for 2020 Compensation Decisions

AeroVironment	GCI Liberty	Mercury Systems
Astronics	Gogo Inc.	ORBCOMM
ATN International	Inmarsat plc	Shenandoah Telecomm.
Cogent Communications	Intelsat S.A.	ViaSat
Commvault Systems	Kratos Defense & Sec.	Vonage
Comtech Telecommunications	ManTech
Our Compensation Committee does not make decisions solely based on peer data, but refers to peer data to help ensure that target compensation amounts selected by the Compensation Committee do not materially deviate from market practices and that target amounts provide fair compensation given individual and Company performance. In particular, the Compensation Committee requested data from Radford at the 25th percentile, median and 75th percentile of the peer group for base salary, target annual incentive bonus, actual annual incentive bonus, aggregate equity award value, total target compensation and total actual compensation. However, individual compensation decisions may deviate from peer data, as our Compensation Committee discussed the peer data and made the 2019 compensation decisions in the context of:

•
the differences in our executives’ responsibilities and tenure, as compared to the executives in our peer group, as title is not always determinative of the comparability of role from one organization to another;

•	the experiences, knowledge and business judgment of each executive;

•
corporate and individual performance, which includes setting target compensation opportunities after taking into account, in a subjective fashion, performance in the prior year, as well as the anticipated demands on the executive in the coming year;

•
the desire to maintain target pay opportunities and allocations between cash and equity at levels that were consistent with historical pay levels for each of our executives, given the responses to our past say-on-pay proposals;

•	our 3% Company-wide corporate merit increase budget for base salaries for 2019, reflecting our desire to maintain a responsible human capital cost structure; and

•
internal pay equity, which we view from the perspective that (1) the target total compensation of our executive officers, other than our chief executive officer, should be within two separate relatively narrow ranges, and (2) the target total compensation of our chief executive officer should be meaningfully higher than that of our other officers, in each case, given the relative weight of their responsibilities and ability to impact our corporate performance.

Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2019
Our executive team manages a dynamic and complex business, and in 2019 we successfully completed the replacement of our first-generation satellite constellation, launched our new Iridium Certus broadband service, entered into significant new contracts with the U.S. government and streamlined our capital structure. We strive to recognize our executive team's efforts by compensating our named executive officers for the increased demands associated with our business through three elements that are designed to reward performance in a simple and straightforward manner: (i) base salaries, (ii) annual, performance-based bonuses and (iii) long-term equity awards. The purpose and key characteristics of each of these elements paid and awarded in 2019 are summarized below.

Element	Purpose	Key Characteristics

Base Salary	Provides a fixed level of compensation for performing the essential day-to-day elements of the job; gives executives a degree of certainty in light of having a majority of their compensation at risk
Fixed compensation that is reviewed annually and adjusted if and when appropriate; reflects each executive officer’s performance, experience, skills, level of responsibility and the breadth, scope and complexity of the position as well as the competitive marketplace for executive talent specific to our industry

Annual Incentive Bonus Program
Motivates executive officers to achieve corporate and individual business goals, which we believe increase stockholder value, while providing flexibility to respond to opportunities and changing market conditions

Annual incentive award based on corporate and individual performance compared to pre-established goals, with a portion of the target award paid in the form of restricted stock units subject to vesting based on attainment of performance goals and continued service through vesting date

Corporate goals focus on overarching objectives for the organization, while individual objectives represent key performance expectations at the departmental or individual level

Corporate goals were derived from our Board-approved operating plan for 2019 and aligned with our business strategy and weighted by relative importance in 2019 so that achievement can be objectively measured

Long-Term Equity Incentives (RSUs)
Motivates executive officers to achieve our business objectives by tying compensation to the performance of our common stock over the long term and, with respect to performance-based restricted stock units, the achievement of key performance goals selected by our Compensation Committee; motivates our executive officers to remain with our Company by mitigating swings in incentive values during periods when market volatility weighs on our stock price

Restricted stock unit awards vesting based upon achievement of specified corporate goals measured over a two-year period and further subject to additional time-based vesting, as well as restricted stock units vesting over four years based on continued service; the ultimate value realized varies with the price of our common stock

In determining the aggregate size of equity grants in any given year, the Compensation Committee considers the factors described above under “Base Salaries” as well as data from our peer group and performance of the individual executive

Element	Purpose	Key Characteristics
Other Compensation	Provides benefits that promote employee health and welfare, which assists in attracting and retaining our executive officers
Indirect compensation element consisting of programs such as medical, vision, dental, life and accidental death and disability insurance as well as a 401(k) plan with a company matching contribution, and other plans and programs made available to eligible employees, such as financial planning

2019 Base Salary
In March 2019, the Compensation Committee reviewed the base salaries for our executive officers. The Compensation Committee considered each officer’s 2018 base salary level, including any increases made during 2018, the updated peer data from Radford, our 3% Company-wide corporate merit increase target for base salaries, the scope of each executive’s responsibilities for 2019, and internal pay equity. The Compensation Committee also considered the recommendations of our chief executive officer for base salary increases for officers other than himself. The effective dates of the base salary increases were determined after considering the timing of prior base salary increases. The Compensation Committee set the 2019 base salaries of each of the named executive officers as follows:

Name	2018 Base Salary	2019 Base Salary	Effective Date of 2019 Base Salary	% Merit Increase
Matthew J. Desch	$900,407	$927,419	January 1, 2019	3.0%
Thomas J. Fitzpatrick	$540,244	$556,451	January 1, 2019	3.0%
Suzanne E. McBride*	N/A	$410,000	February 11, 2019	N/A
Bryan J. Hartin	$354,536	$365,172	March 1, 2019	3.0%
Scott T. Scheimreif	$344,405	$354,737	July 1, 2019	3.0%
_____________________

*	Ms. McBride joined our Company in February 2019. Her initial base salary was approved by the Compensation Committee and is set forth in her employment agreement.
2019 Bonuses
2019 Bonus Plan. In February 2019, the Compensation Committee approved our 2019 executive performance bonus plan, or our 2019 bonus plan, which operated under the terms of our 2015 Plan. Our 2015 Plan, which was most recently approved by our Board and our stockholders in 2019, allows for the granting of performance-based compensation opportunities as amounts paid contingent upon the achievement of pre-established stockholder-approved performance goals. The Compensation Committee had the discretion to reduce the amount of any bonus award payable to any participant in the 2019 bonus plan.
Target Bonus Levels. In March 2019, the Compensation Committee approved a target incentive bonus award for each executive, defined a minimum bonus as zero and capped the maximum bonus award at 200% of the target level in the event that predetermined stretch performance goals were achieved. Each individual’s target bonus percentage was unchanged from 2018, consistent with our philosophy that a significant portion of each executive’s total target compensation should be performance-based, and reflected the Compensation Committee’s review of internal pay equity. The Compensation Committee also considered the recommendation of our chief executive officer that target levels for the other officers not change from 2018 levels and concluded that there were no extraordinary factors creating a need to modify the 2018 target bonus levels. The respective target amounts for 2019 for our named executive officers were:

Name	2019 Target Bonus*	Percentage of 2019 Base Salary
Matthew J. Desch	$834,677	90%
Thomas J. Fitzpatrick	$417,338	75%
Suzanne E. McBride	$219,909	60%
Bryan J. Hartin	$218,040	60%
Scott T. Scheimreif	$209,743	60%
_____________________

*
Based on expected amount payable for 2019, taking into account base salary adjustments described above that took place on dates other than January 1, 2019 and employment for less than the full calendar year.

2019 Bonus Plan Structure and Metrics. As adopted, the 2019 bonus plan contained both metrics to judge performance and methodology for calculation of actual bonuses paid, as follows:

•
The dollar value of the actual bonus award for each executive under the 2019 bonus plan was to be calculated by multiplying the executive’s target bonus amount by a corporate performance factor determined by the Compensation Committee, which could range from 0% to 200% based on the level of achievement of the corporate performance goals discussed below.

•	The corporate performance factor would equal the sum of the level of achievement of one financial, several strategic and several operational performance goals.

•
The resulting amount could then be reduced but not increased by the Compensation Committee based on a personal performance factor ranging from 0% to 100% (the final number being the “Actual Bonus Award”).

•
Twenty percent of each executive’s target bonus award was granted in the form of restricted stock units, or the Bonus RSUs, that were eligible to vest upon the Compensation Committee certifying achievement of the performance goals in the first quarter of 2020.

•
To the extent the Actual Bonus Award calculated according to the methodology above would exceed the dollar value of the Bonus RSUs (valued as of the March 1, 2019 grant date), the excess amount would be paid to the executive in cash.

•
To the extent the Actual Bonus Award calculated according to the methodology above would be less than the dollar value of the Bonus RSUs (valued as of the March 1, 2019 grant date), the excess Bonus RSUs that did not vest would be forfeited by the executive.

•
To be eligible for a bonus under the 2019 bonus plan, the executive was required to remain employed by us through the date upon which the Bonus RSUs actually vested in the first quarter of 2020, after the Compensation Committee certified achievement of the performance goals, and the date any amount of the Actual Bonus Award that exceeded the dollar value of the Bonus RSUs was to be paid in cash, except as otherwise provided in an executive’s employment agreement in connection with a termination of employment.

•	For 2019, the corporate performance factor was the sum of the achievement levels of the following corporate goals, as further described below:

Performance Goal	Target Performance Weighting	Potential Excess Achievement	Actual Achievement
Operational EBITDA*	60%	0% to 60% on a sliding scale	65%
Strategic Goals	25%	25%	25%
Network and Quality Metrics	15%	0% to 15% on a sliding scale	14%
Total of Target Weighting	100%	—
Total of Excess Potential Achievement Weightings	—	100%
Maximum Possible Award		200%
Actual Performance**			104%
_____________________

*
“Operational EBITDA” or “OEBITDA” is defined as earnings before interest, income taxes, depreciation and amortization, Iridium NEXT expenses, stock-based compensation expenses, and loss on extinguishment of debt. In 2019, certain Iridium NEXT construction costs that were required to be expensed were excluded from OEBITDA.

**	Our 2019 bonus plan specifies that payouts are rounded to the closest payout percentage integer.

•
Operational EBITDA – an Operational EBITDA target of $329.1 million, weighted at 60%, with a potential stretch payout of up to an additional 60% for performance at or above 108.2% of the target and a lesser payout down to 0% credit for performance below 94.5% of the target, with achievement between the minimum and maximum levels being interpolated linearly.

•	Strategic Goals:

◦	Iridium Certus -

▪	a 10% target weighting based on achieving specified Iridium Certus revenue in 2019 with a specified recurring revenue exit rate in December 2019 to support 2020 revenue growth;

▪	a 5% target weighting upon the achievement of Iridium Certus 700 commercial service introduction and availability in 2019; and

▪	a 5% potential stretch payout for Iridium Certus midband beta unit delivery by June 2019;

◦	EMSS Contract Renewal - a 10% target weighting, with a potential stretch payout of an additional 10%, for entering into the renewed EMSS Contract upon specified terms; and

◦	Refinancing - a 10% potential stretch payout for refinancing the Company's credit facility with a specified premium refund target.

•	Network and Quality Metrics:

◦
Fulfill a specified percentage of new orders within a targeted timeframe, with a target weight of 3.75% credit and a range of potential payouts from 7.5% total credit for performance significantly above target down to 0% credit for performance below the target;

◦
Achieve specified subscriber product return rates, with a target weight of 3.75% credit and a range of potential payouts from 7.5% total credit for superior performance down to 0% credit for lesser performance;

◦
Provide operational support systems for provisioning to our service partners at a specified level of availability, with a target weight of 3.75% credit and a range of potential payouts from 7.5% total credit for performance with higher service availability down to 0% credit for performance below a specified availability; and

◦
Hold downtime for customers at our primary operational gateway to a specified number of minutes per year, with a target weight of 3.75% credit and a range of potential payouts ranging from 7.5% total credit for significantly fewer minutes of downtime down to 0% credit for higher downtime.

At the time the Compensation Committee set our goals for 2019, the Compensation Committee believed that each of the 2019 bonus plan goals were achievable at the target level, but only with significant effort. Our Operational EBITDA target for 2019 reflected an approximately 9.0% increase over our actual results for 2018. Other targets represented the achievement of significant new product milestones, securing a new contract with the Company's largest customer and continued improvement across several operational areas.
Performance and Bonus Payouts under 2019 Bonus Plan. In 2019, our performance against our corporate goals resulted in an aggregate corporate performance factor under our 2019 bonus plan of 104%, calculated as follows:

•	We achieved 100.7% of our Operational EBITDA target, yielding a 65% credit (rounded down from 65.4%) under the 2019 bonus plan;

•
We launched Iridium Certus 700 commercial service (yielding 5% credit), achieved our stretch goal by shipping Iridium Certus midband beta units to partners in June 2019 (yielding 5% credit) and delivered on the EMSS Contract renewal (yielding 15% credit, with partial credit for stretch goal achievement based on the contract price for the seven-year contract), which combined for 25% credit under our Strategic Goals for 2019; and

•
Under our network and quality metrics, we received 6.5% credit for target and partial stretch achievement on our new order fulfillment metric and 7.5% credit for target and stretch achievement of our provisioning availability quality metric (yielding a cumulative 14% credit).

In the first quarter of 2020, our chief executive officer shared his evaluations of the individual performance of each of our other named executive officers with the Compensation Committee. Based upon our chief executive officer’s recommendations, and based upon a review of our chief executive officer’s performance, the Compensation Committee concluded that each executive was performing at or above expected individual performance levels, and therefore the Compensation Committee did not reduce any executive’s bonus based on his or her individual performance. As a result, the Bonus RSUs vested in full and executives received the remainder of their earned bonuses in cash, as follows:

Name	Target Bonus Level ($)	20% of Target Bonus Payable in RSUs ($)	RSUs Granted with Fair Value* Equal to 20% of Target Bonus (#)	Corporate Performance (%)	Individual Performance (%)	RSUs Vested (#)	Cash Bonus Paid ($)	Actual Bonus Earned ($)**
Matthew J. Desch	834,677	166,935	7,211	104%	100%	7,211	701,129	868,064
Thomas J. Fitzpatrick	417,338	83,456	3,605	104%	100%	3,605	350,576	434,032
Suzanne E. McBride	219,909	43,962	1,899	104%	100%	1,899	184,743	228,705
Bryan J. Hartin	218,040	43,591	1,883	104%	100%	1,883	183,170	226,761
Scott T. Scheimreif	209,743	41,948	1,812	104%	100%	1,812	176,184	218,132
_____________________

*	Based on the closing price of our common stock of $23.15 per share on March 1, 2019, the date of grant of the Bonus RSUs, with amount rounded down to the nearest whole share.

**	Equal to cash bonus paid (84% of target bonus level) plus the value of the vested Bonus RSUs, based on the closing price of our common stock on March 1, 2019, the date of grant.
Since each named executive officer earned an actual bonus equal to 104% of the executive’s target bonus for the 2019 performance year, all of the Bonus RSUs granted to each named executive officer in 2019 pursuant to the 2019 bonus plan vested in March 2020, and the shares of common stock underlying the Bonus RSUs were issued to the named executive officers, net of shares withheld for payment of required withholding taxes. The remaining 84% of each named executive officer’s bonus was paid in cash in March 2020.
2020 Executive Performance Bonus Plan Structure. In February 2020, our Compensation Committee adopted a similar bonus plan, or the 2020 bonus plan, for our executives pursuant to which the first 20% of each executive’s target annual performance bonus for the 2020 calendar year, if earned based upon achievement of the performance goals approved by the Compensation Committee, will be paid in the form of restricted stock units instead of cash. Accordingly, on March 1, 2020, each of our named executive officers was granted restricted stock units under our 2015 Plan, which will vest, if at all, based upon our corporate performance and each executive’s individual performance as set forth under our 2020 bonus plan as certified by our Compensation Committee in 2021, subject to each executive’s continued service with us through the vesting date in March 2021. The portion of each executive’s annual performance bonus that exceeds 20% of target, if any, will be paid in cash in March 2021.
Long-Term Equity-Based Incentive Compensation
In 2019, as in past years, we awarded equity in the form of restricted stock units, which vest based on continued service over a four-year period, as well as equity under our performance share program, which provides for the grant of performance-based restricted stock units. The Compensation Committee established our performance share program in 2012 to (1) focus key employees on achieving specific performance targets, (2) reinforce a team-oriented approach, (3) provide significant award potential for achieving outstanding performance, and (4) enhance our ability to attract and retain highly talented individuals. Under this program, the Compensation Committee grants awards to designated key employees, with each award representing a specified maximum number of shares of common stock that may ultimately be earned under each award. The maximum award is calculated by reference to the target award dollar value, which is then converted into a number of shares underlying the RSUs based on the closing price of our common stock on the grant date. The number of shares ultimately earned and vested under the award is determined based on achievement of performance goals over a two-year performance period, and is subject to additional time-based vesting thereafter. The Compensation Committee sets the performance goals to be achievable, but only with significant effort, as illustrated by the lack of vesting and partial vesting of prior year performance-based restricted stock units, as detailed under the section titled “Executive Summary – Pay for Performance,” above.

The Compensation Committee determined an aggregate target award size for each executive in 2019 based on the peer data provided by Radford, our internal equity budget for grants for 2019, internal pay equity and the recommendations of our chief executive officer. Based on the recommendations of Radford, the Compensation Committee allocated 50% of the target dollar value of each award in the form of restricted stock units subject to a four-year vesting schedule, and 50% in the form of performance-based restricted stock units. The Compensation Committee determined that this mix of time-based and performance-based restricted stock units for 2019 was appropriate to promote our retention, motivation and stockholder alignment goals.
Restricted Stock Unit Grants. As described above, on March 1, 2019, the Compensation Committee approved the grant of restricted stock units to each of our executive officers that would be subject to vesting based on continued service over four years, with one-quarter vesting on March 1, 2020, and the remainder vesting thereafter in twelve equal quarterly installments. The number of restricted stock units granted was equal to the target grant value divided by the closing price of our common stock on the date of grant, rounded down to the whole share.
The service-based restricted stock units granted to our named executive officers in 2019 were as follows:

Name	Target Value ($)	Number of Shares Underlying RSU Grant
Matthew J. Desch	850,000	36,717
Thomas J. Fitzpatrick	375,000	16,198
Suzanne E. McBride	300,000	12,958
Bryan J. Hartin	250,000	10,799
Scott T. Scheimreif	250,000	10,799
Performance-Based Restricted Stock Unit Grants. In addition, as described above, on March 1, 2019, the Compensation Committee approved target performance-based share awards for our executive officers. The number of shares subject to the target performance-based share awards was equal to the target grant value divided by the closing price of our common stock on the date of grant, rounded down to the whole share.
The performance-based restricted stock units granted to our named executive officers in 2019 were as follows:

Name	Target Value ($)	Number of Shares Underlying RSU Grant
Matthew J. Desch	850,000	36,717
Thomas J. Fitzpatrick	375,000	16,198
Suzanne E. McBride	300,000	12,958
Bryan J. Hartin	250,000	10,799
Scott T. Scheimreif	250,000	10,799
The actual awards to be earned by each executive will be determined based on the achievement of a specified average percentage increase in our average service revenue calculated in accordance with generally accepted accounting principles in the United States, or GAAP service revenue, for 2019 and 2020 (i.e., the average of (i) the percentage increase in GAAP service revenue from 2018 to 2019 and (ii) the percentage increase in GAAP service revenue from 2019 to 2020), as follows:

Awards Earned by Executives
Average Increase in GAAP Service Revenue (%)	Target Shares to Vest (%)
3%	—%
4%	50%
6.5%	100%
10%	150%
Achievement between the points in the table above will be interpolated linearly. Regardless of the GAAP service revenue achievement, however, the actual awards will be reduced to zero if we fail to achieve an average OEBITDA margin for each of 2019 and 2020, defined as OEBITDA expressed as a percentage of GAAP revenue, of at least 56%.

Once the level of performance described above has been determined, the actual awards earned will also be subject to additional time-based vesting, with 50% of the earned shares vesting when the Compensation Committee determines our level of achievement of the performance goals, which would occur in the first quarter of 2021, and the remaining 50% vesting one year thereafter in the first quarter of 2022, subject in each case to continuous employment of the participant with us or our subsidiaries through such dates. If a change in control were to occur before the date the Compensation Committee determines our level of achievement of the performance goals, then, effective as of immediately prior to the change in control, each executive officer’s actual award would vest at the target level, and the actual awards would be subject to the same time-based vesting schedule, with the first vesting date being March 1, 2021 and the second vesting date being March 1, 2022.
Other Executive Compensation Matters
Equity Compensation Policies
As a general matter, the Compensation Committee makes compensatory equity grants no more frequently than on January 1, March 1, June 1 and October 1 of each year. As necessary to meet business needs, the Compensation Committee or the Board may grant equity awards outside of these regularly scheduled dates. Our Compensation Committee followed this schedule in 2019 and made the equity grants described above to each of our named executive officers on March 1, 2019.
Policy Regarding Hedging, Pledging and Short Sales In Our Common Stock
In addition to our stock ownership and holding guidelines described below, our executive officers and directors are subject to our insider trading policy, which prohibits all employees and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledging or other inherently speculative transactions with respect to our stock. We maintain this policy because hedging transactions, which might be considered short-term bets on the movements of our stock, could create the appearance that the person is trading on inside information. In addition, transactions in options may also focus the person’s attention on short-term performance at the expense of our long-term objectives. We believe this policy serves to further align the interests of our employees, executives and directors with our stockholders’ interests.
Stock Ownership and Holding Guidelines
In 2012, our Compensation Committee adopted stock ownership guidelines for our directors and executives at the level of vice president and above. Our Compensation Committee, in consultation with our compensation consultant, observed that stock ownership guidelines are common among large public companies and are increasing in prevalence among mid-sized and smaller companies. The Compensation Committee also determined that stock ownership guidelines help align the interests of our executives with those of our stockholders and may act as a risk mitigation device.
The stock ownership guidelines are based on a multiple of annual base salary or annual cash retainer, as follows:

Position	Ownership Guideline
Non-Employee Director	4 times annual cash retainer (retainer is currently $50,000)
Chief Executive Officer	4 times annual base salary
Executive Vice Presidents	2 times annual base salary
Senior Vice Presidents	1 times annual base salary
Vice Presidents	1/2 of annual base salary
For purposes of these guidelines, “ownership” includes: (1) shares directly (not just beneficially) owned; (2) shares directly (not just beneficially) owned jointly by the individual and his or her spouse; (3) shares held in trust or other estate planning vehicle (e.g., family limited partnership) for the benefit of the individual and/or his or her family members; (4) shares equal to the number of vested deferred stock units credited to the individual under a deferred compensation arrangement; and (5) shares credited to the individual’s 401(k) plan account.
There is no specific time period within which the individual must attain the applicable stock ownership targets under the guidelines. Rather, until an individual comes into compliance with the guidelines, he or she is required to retain 50% percent of Net Profit Shares from each stock award on exercise, vesting or earn-out. “Net Profit Shares” means: (1) shares received on the vesting or issuance (as applicable) of full value stock awards (e.g., restricted stock, restricted stock units, performance shares) granted after these guidelines were adopted, net of the number of shares withheld or sold at vesting or issuance to cover taxes; and (2) shares received on the exercise of stock options granted after February 1, 2012, net of the number of shares tendered to the Company or sold at exercise to cover the exercise price and taxes related to exercise.

Change in Control and Severance Benefits
Under the terms of the employment agreements with each of our executive officers, either we or the executive may terminate the executive’s employment at any time. Each of our named executive officers is eligible, under the terms of his or her respective employment agreement, to receive, in exchange for a release of claims, severance benefits upon the termination of his employment either by us without cause or by him for good reason, with additional severance benefits provided in the event the termination is in connection with a change in control. The terms and conditions of severance provisions are discussed more fully below under the heading “– Potential Payments upon Termination or Change in Control.” We do not provide any excise tax gross-ups on change-in-control benefits.
These agreements reflect the negotiations with our named executive officers at the time we entered into the agreements, as well as our desire to have a consistent set of benefits across the executive team. Our Compensation Committee considers these severance benefits critical to attracting and retaining high-caliber executives. Additionally, our Compensation Committee believes that additional change-in-control severance benefits minimize the distractions to an executive in connection with a corporate transaction and reduce the risk that an executive officer departs our Company before a transaction is completed. We believe that our existing arrangements allow our executive officers to focus on continuing normal business operations and, in the case of change-in-control benefits, on the success of a potential business combination, rather than worry about how business decisions that may be in our best interest will impact their own financial security. These existing arrangements help ensure stability among our executive officer ranks and are designed to enable our executives to maintain a balanced perspective in making overall business decisions during periods of uncertainty.
Employee Benefits
We provide broad-based medical insurance, dental insurance, vision coverage, life insurance and accidental death and dismemberment insurance benefits to our employees, including our named executive officers. We also provide our employees, including our named executive officers, with the opportunity to participate in our 401(k) plan. We match eligible employee contributions dollar for dollar up to 5% of an employee’s salary, with a maximum match per employee of $14,250 in 2020. We also provide our executive officers, other than our chief executive officer, and our vice-president level employees with financial planning services. We believe these insurance, financial planning and retirement savings benefits are consistent with practices of similarly sized companies and help to recruit and retain key talent at a minimal cost to us.
Our executive officers generally do not receive any supplemental retirement benefits or other perquisites, except for life insurance provided to our Chief Executive Officer. In considering potential perquisites, the Compensation Committee compares the cost to the value of providing these benefits.
 We have agreed to purchase and maintain a term life insurance policy in the face amount of $400,000 for Mr. Desch. This benefit is provided as a result of negotiations with Mr. Desch when his employment commenced with our subsidiary Iridium Holdings in 2006. With respect to the term life insurance policy, the Compensation Committee decided that rather than paying Mr. Desch this amount as severance upon death out of our general assets, it was more cost-effective to provide for these payments through insurance.
This limited perquisite helped us to recruit Mr. Desch, and now it helps us to retain his services, at what the Compensation Committee believes is a minimal cost to us.
Deductibility of Executive Compensation Under Code Section 162(m)
Under Section 162(m) of the Code, compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.
Prior to the enactment of the Tax Cuts and Jobs Act, Section 162(m) of the Code provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) of the Code did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m) of the Code. Pursuant to the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) of the Code was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect on or after such date.
Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) of the Code pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code, as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will be eligible for such transition relief and be deductible by the Company in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m) of the Code. The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) of the Code if it determines that such modifications are consistent with the Company’s business needs.
Accounting Considerations
The accounting impact of our executive compensation program is one of many factors that the Compensation Committee considers in determining the size and structure of that program.
Compensation Recovery Policy
In December 2019, our Board adopted a compensation recovery policy. In the event we are required to restate our financial results due to material noncompliance with any financial requirement and the misconduct of an executive officer covered by the policy contributed to such noncompliance, the Company may recover the amount of any incentive compensation, including any cash or equity compensation granted, earned or vested based in whole or in part on the attainment of a financial performance goal or metric (such as under our 2020 bonus plan and our performance share program and any other program or plan approved after the adoption of the policy), that was paid to him or her during the three-year period preceding the date of the restatement and attributable to the erroneously reported results. In addition, if any covered executive officer sells stock acquired pursuant to an equity award granted after the policy's adoption and the sale occurs between the time our financial results are reported and the time those results are required to be restated, the Company may recover the excess of the actual sale proceeds over the proceeds the Board determines the executive officer would have received from the sale if the restatement had occurred prior to the sale. The executive officers covered by the policy include our current or former executive officers who are, or were at the time of the relevant misconduct, designated by the Board as an officer for purposes of Section 16 of the Securities Exchange Act of 1934, as amended. The misconduct covered by the policy includes any knowing violation of SEC rules and regulations, breach of fiduciary duty or willful commission of an act of fraud, dishonesty, gross recklessness or gross negligence in the performance of the executive officer's duties, as determined by the Board.
In addition to our compensation recovery policy, amounts paid and awards granted under our 2019 bonus plan, our performance share program, our 2012 Equity Incentive Plan and our 2015 Plan are subject to recoupment in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any applicable regulations thereunder. Further, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive.
Risk Analysis of Our Compensation Plans
In early 2020, Radford conducted a risk assessment of our compensation policies in effect for 2019 and delivered a report to the Compensation Committee summarizing the results of their risk assessment. The Compensation Committee has reviewed the report and considered our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive or unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on our Company. We design our compensation policies and programs to encourage our employees to remain focused on both our short- and long-term goals. For example, while our annual incentive bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Summary Compensation Table
The following table shows the total compensation earned by the named executive officers in 2019, 2018 and 2017. The named executive officers consist of our chief executive officer, our chief financial officer, and our other three most highly compensated executive officers who were serving as executive officers at December 31, 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Matthew J. Desch,	2019	927,419	—	1,866,933	—	701,129	16,632	3,512,113
Chief Executive Officer	2018	900,407	—	1,524,123	—	907,612	16,382	3,348,524
	2017	874,182	—	1,829,388	—	416,993	16,195	3,136,758
Thomas J. Fitzpatrick,	2019	556,451	—	833,424	—	350,576	30,735	1,771,186
Chief Financial Officer and	2018	540,244	—	562,057	—	453,806	25,966	1,582,073
Chief Administrative Officer	2017	524,509	—	714,692	—	208,501	15,258	1,462,960
Suzanne E. McBride	2019	366,515	50,000	643,918	799,991	184,743	28,146	2,073,313
Chief Operations Officer(5)
Bryan J. Hartin,	2019	363,399	—	543,585	—	183,170	31,177	1,121,331
Executive Vice President,	2018	352,815	—	474,652	—	237,099	21,075	1,085,641
Sales & Marketing	2017	342,539	—	514,404	—	108,936	15,258	981,137
Scott T. Scheimreif	2019	349,571	—	541,942	—	176,184	30,740	1,098,437
Executive Vice President,
Government Programs(6)
_____________________

(1)
The amounts in this column reflect the aggregate grant date fair value of restricted stock units, or RSUs, and performance-based RSUs granted in the applicable year, computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 for stock-based compensation transactions, or Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions, and, for performance-based RSUs, the amounts represent the value based on the probable outcome of the performance conditions in accordance with FASB ASC Topic 718. For the performance-based RSUs included in this column, the grant date fair values based on the target level of achievement, which was considered to be the probable outcome, were $1,016,934 for Mr. Desch, $458,440 for Mr. Fitzpatrick, $343,940 for Ms. McBride, $293,588 for Mr. Hartin and $291,945 for Mr. Scheimreif. Assuming the highest level of achievement of all performance-based RSUs granted in 2019, the grant date values for performance-based RSUs would be $1,441,921 for Mr. Desch, $645,931 for Mr. Fitzpatrick, $493,928 for Ms. McBride, $418,575 for Mr. Hartin and $416,932 for Mr. Scheimreif. Assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2019. A portion of the performance-based RSUs included in these amounts reflect the equity incentive bonuses earned for a performance period that ended as of the end of the respective year but were paid during the first quarter of the following year.

(2)
The amounts in this column reflect the aggregate grant date fair value of stock options granted in the applicable year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions computed in accordance with Topic 718. Assumptions used in the calculation of these amounts are included in Note 10 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2019.

(3)
The amounts in this column reflect cash incentive bonuses earned during the respective year and paid during the first quarter of the following year. See “Compensation Discussion and Analysis – Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2019 – Bonuses” for additional information.

(4)
Consists of (i) 401(k) matching contributions of $14,000, $13,750 and $13,500 for fiscal years 2019, 2018, and 2017, respectively, (ii) life, accident and long-term disability insurance premiums paid on behalf of the officer, and (iii) financial counseling services provided to executives, other than Mr. Desch, the value of which was approximately $15,000 annually for 2019 and 2018.

(5)
Ms. McBride's employment commenced on February 11, 2019. Her employment agreement includes a cash bonus of $50,000 payable on each of February 15, 2019, 2020 and 2021, subject to her continued employment with us on each such date, and an initial stock option grant.

(6)	Mr. Scheimreif was not a named executive officer for 2018 or 2017, and as a result his compensation for those years has been omitted pursuant to applicable SEC rules and regulations.

Grants of Plan-Based Awards for 2019
The following table sets forth information relating to grants of plan-based incentive awards to the named executive officers in 2019.

Name	Grant Date	Grant Type	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or base price of option awards ($/sh)	Grant Date Fair Value of Stock Awards ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Matthew J. Desch	3/1/2019	(1)			36,717	55,075				849,999
	3/1/2019	(2)	667,742	1,502,419	7,211					166,935
	3/1/2019	(3)					36,717			849,999
Thomas J. Fitzpatrick	3/1/2019	(1)			16,198	24,297				374,984
	3/1/2019	(2)	333,883	751,221	3,605					83,456
	3/1/2019	(3)					16,198			374,984
Suzanne E. McBride	3/1/2019	(1)			12,958	19,437				299,978
	3/1/2019	(2)	175,947	395,856	1,899					43,962
	3/1/2019	(3)					12,958			299,978
	3/1/2019	(4)						79,207	23.15	799,991
Bryan J. Hartin	3/1/2019	(1)			10,799	16,198				249,997
	3/1/2019	(2)	174,448	392,488	1,883					43,591
	3/1/2019	(3)					10,799			249,997
Scott T. Scheimreif	3/1/2019	(1)			10,799	16,198				249,997
	3/1/2019	(2)	167,795	377,537	1,812					41,948
	3/1/2019	(3)					10,799			249,997
_____________________

(1)
Performance RSU: Share amounts in this row represent target and maximum payouts for each named executive officer for grants made in 2019 under our 2019 performance-based restricted stock unit award program, as described above under “Compensation Discussion and Analysis—Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2019—Long-Term Equity-Based Incentive Compensation—Performance-Based Restricted Stock Unit Grants.” As achievement above the minimum level required for any payout can be interpolated linearly above zero, there is no threshold payout.

(2)
2019 Bonus Plan: As described above under “Compensation Discussion and Analysis—Reasons for Providing, and Manner of Structuring, the Key Compensation Elements in 2019—2019 Bonuses,” each executive could earn an annual bonus of up to 200% of such executive’s target bonus amount. Achievement of up to 20% of the target bonus is payable by the vesting of the RSUs included in this row under “Estimated Future Payouts under Equity Incentive Plan Awards.” Bonus awards in excess of 20% of target were payable in cash. There is no threshold amount of cash payout. Target amounts reported in this row under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” represent 80% of the executive’s target bonus, which is the amount of cash that could be paid to the executive if the bonus were achieved at 100% of target. Maximum amounts reported in this row under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” represent 180% of the executive’s target bonus, which is the maximum possible amount of cash that could be paid to the executive under the annual bonus plan. As described above for 2019, each executive earned 104% of his or her target bonus amount, as a result of which 100% of the shares reported under the “Target” column vested in March 2020, and the remainder was paid in cash at that time.

(3)
Service-Based RSU: Share amounts in this row are subject to vesting based on continued service over four years, with one-quarter of the shares vesting on March 1, 2020, and the remainder vesting thereafter in twelve equal quarterly installments.

(4)
Initial Option Grant: Share amounts in this row are subject to vesting based on continued service over four years, with one-quarter of the shares vesting on March 1, 2020, and the remainder vesting thereafter in twelve equal quarterly installments.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth the equity-based awards held by the named executive officers that were outstanding on December 31, 2019.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Matthew J. Desch	149,253	—	9.45	3/2/2025
	193,661	—	6.52	3/1/2024
	178,804	—	6.08	3/1/2023
	83,731	—	7.56	3/1/2022
	300,000	—	8.31	2/21/2021

					2,889	(4)	71,185
					21,308	(4)	525,029
					28,481	(4)	701,772
					36,717	(4)	904,707
					36,238	(5)	892,904
					59,441	(6)	1,464,626
								36,717	(7)	904,707
					7,211	(8)	177,679
Thomas J. Fitzpatrick	49,751	—	9.45	3/2/2025
	61,619	—	6.52	3/1/2024
	90,909	—	6.25	1/1/2024
	79,681	—	6.08	3/1/2023
	29,104	—	7.56	3/1/2022
	100,000	—	8.31	2/21/2021
					981	(4)	24,172
					7,103	(4)	175,018
					9,494	(4)	233,932
					16,198	(4)	399,119
					12,079	(5)	297,627
					19,813	(6)	488,192
								16,198	(7)	399,119
					3,605	(8)	88,827
Suzanne E. McBride	—	79,207	23.15	3/1/2029
					12,958	(4)	319,285
								12,958	(7)	319,285
					1,899	(8)	46,791
Bryan J. Hartin	43,532	—	9.45	3/2/2025
					870	(4)	21,437
					6,215	(4)	153,138
					9,257	(4)	228,092
					10,799	(4)	266,087
					10,569	(5)	260,420
					19,318	(6)	475,996
								10,799	(7)	266,087
					1,883	(8)	46,397

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Scott T. Scheimreif	43,532	—	9.45	3/2/2025
	52,816	—	6.52	3/1/2024
	65,737	—	6.08	3/1/2023
	100,000	—	7.41	9/1/2022
	17,778	—	7.56	3/1/2022
	20,788	—	8.31	2/21/2021
					870	(4)	21,437
					6,215	(4)	153,138
					9,257	(4)	228,092
					10,799	(4)	266,087
					10,569	(5)	260,420
					19,318	(6)	475,996
								10,799	(7)	266,087
					1,812	(8)	44,648
_____________________

(1)	All options awarded vest 25% on the first anniversary of their grant date, with the remaining 75% vesting thereafter in 12 equal quarterly installments.

(2)	The expiration date of each stock option occurs ten years from the date of grant.

(3)	The market value amount is calculated based on the closing price of our common stock of $24.64 on December 31, 2019.

(4)
These shares represent time-based RSUs outstanding at December 31, 2019 which vest 25% on the first anniversary of their grant date, with the remaining 75% vesting thereafter in 12 equal quarterly installments.

(5)
These shares represent RSUs granted in March 2017 as performance-based grants, with a performance period through December 31, 2018. In February 2019, the Compensation Committee determined the level of performance achievement, and the awards remained subject to time-based vesting as of December 31, 2019. The share amounts shown in the table vested in full on March 1, 2020, and the shares underlying the RSUs were issued to the named executive officer on that date, net of shares withheld by the Company to satisfy tax withholding obligations.

(6)
These shares represent RSUs granted in March 2018 as performance-based grants, with a performance period through December 31, 2019. In February 2020, the Compensation Committee determined the level of performance achievement. This amount represents the number of shares earned as a result of performance and became subject to time-based vesting. The amount is equal to 117.4% of the original grant amount. One-half of the these shares reported in the table vested on March 1, 2020, and the vested shares were issued to the named executive officer on that date, net of shares withheld by the Company to satisfy tax withholding obligations, and the remainder will vest on March 1, 2021, subject to the executive’s continued employment through such date.

(7)
These shares represent RSUs granted in March 2019 as performance-based grants, with a performance period through December 31, 2020. The number of shares not yet earned is based on the target amount. Upon the Compensation Committee’s determination of the level of performance achievement, which is expected to occur in the first quarter of 2021, the earned awards will become subject to time-based vesting in March 2021 and March 2022.

(8)
These shares represent RSUs granted in March 2019 under the 2019 bonus plan. The amount reported in the table is equal to 100% of the original grant amount. In February 2020, the Compensation Committee determined that the performance criteria for vesting had been achieved, as a result of which these RSUs vested in full on March 3, 2020, and the shares underlying the RSUs were issued to the named executive officer on that date, net of shares withheld by the Company to satisfy tax withholding obligations.

Option Exercises and Stock Vested in 2019
The following table provides certain information with respect to option exercises and RSU vesting for the named executive officers during 2019.
Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)
Matthew J. Desch	—	—	137,660	3,174,424
Thomas J. Fitzpatrick	300,000	5,649,000	50,660	1,167,498
Suzanne E. McBride	—	—	—	—
Bryan J. Hartin	187,816	3,648,338	40,378	931,270
Scott T. Scheimreif	35,000	655,550	40,106	925,041
_____________________

(1)
The value realized on exercise is equal to the number of shares of common stock for which the stock options were exercised multiplied by the excess of the closing price of our common stock on the date of the exercise over the applicable exercise price per share of the stock options.

(2)	Consists of Performance-Based RSU grants made in 2016 and 2017, vesting of RSUs granted under our 2018 Bonus Plan, and other time-based RSUs granted between 2015 and 2018.

(3)
The value realized on vesting is equal to the closing price of our common stock on the vesting date multiplied by the number of shares vested on that date. Amounts do not represent the value that may be realized by the officer upon sale of the shares.

Employment Agreements with Named Executive Officers
Matthew J. Desch. We entered into an amended and restated employment agreement with Mr. Desch in March 2011, pursuant to which he serves as our chief executive officer and a member of our Board. The agreement, as amended, had an initial term through September 18, 2013 and automatically renews for successive one-year periods unless we or Mr. Desch give written notice of intent not to renew the agreement not less than six months prior to the renewal date. The employment agreement provided for an initial annual base salary, which is subject to further increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Desch is eligible to earn an annual incentive bonus, with a target bonus equal in value to 90% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Desch is eligible to participate in employee benefit plans made available to other senior executives. In addition, we are required to purchase and maintain a term life insurance policy in the face amount of $400,000 for Mr. Desch.
In his employment agreement, Mr. Desch has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.
Mr. Desch’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.
Thomas J. Fitzpatrick. We entered into an employment agreement with Mr. Fitzpatrick in March 2010, which was immaterially amended in December 2010, pursuant to which he serves as our chief financial officer. The employment agreement had an initial term of three years through April 5, 2013 and automatically renews for successive one-year periods unless we or Mr. Fitzpatrick give written notice of intent not to renew the agreement not less than six months prior to the renewal date. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Fitzpatrick is eligible to earn an annual incentive bonus, with a target bonus equal in value to 75% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Fitzpatrick is eligible to participate in employee benefit plans made available to other senior executives.

In his employment agreement, Mr. Fitzpatrick has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.
Mr. Fitzpatrick’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “—Potential Payments upon Termination or Change in Control” below.
Suzanne E. McBride. We entered into an employment agreement with Ms. McBride in February 2019, pursuant to which she serves as our chief operating officer. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to her employment agreement, Ms. McBride is eligible to earn an annual incentive bonus, with a target bonus equal in value to 60% of her then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year. In addition, pursuant to her employment agreement, Ms. McBride earned cash bonuses of $50,000 on February 15, 2019 and February 15, 2020, and she is eligible to earn a cash bonus of $50,000 on February 15, 2021, subject to her continued employment with us on such date.
Ms. McBride is eligible to participate in employee benefit plans made available to other senior executives.
In her employment agreement, Ms. McBride has agreed not to compete with us or solicit our employees for alternative employment during her employment with us and for a period of one year after termination of her employment for any reason.
Ms. McBride’s employment agreement provides for payments upon specified terminations of her employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that she would receive, see the heading “-Potential Payments upon Termination or Change in Control” below.
Bryan J. Hartin. We entered into an employment agreement with Mr. Hartin in December 2012. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Hartin is eligible to earn an annual incentive bonus, with a target bonus equal in value to 60% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Hartin is eligible to participate in employee benefit plans made available to other senior executives.
In his employment agreement, Mr. Hartin has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment.
Mr. Hartin’s employment agreement provides for payments upon specified terminations of his employment, including in connection with a change in control. For a description of these termination provisions, see “—Potential Payments upon Termination or Change in Control.”
Scott T. Scheimreif. We entered into an employment agreement with Mr. Scheimreif in December 2012, pursuant to which he serves as our executive vice president, government programs. The employment agreement provided for an initial annual base salary, subject to increase by the Board or Compensation Committee. Pursuant to his employment agreement, Mr. Scheimreif is eligible to earn an annual incentive bonus, with a target bonus equal in value to 60% of his then-current base salary, with the actual amount of the bonus determined by our Compensation Committee and based upon performance goals set by such committee for the year.
Mr. Scheimreif is eligible to participate in employee benefit plans made available to other senior executives.
In his employment agreement, Mr. Scheimreif has agreed not to compete with us or solicit our employees for alternative employment during his employment with us and for a period of one year after termination of his employment for any reason.
Mr. Scheimreif’s employment agreement provides for payments upon specified terminations of his employment. For a description of these termination provisions, whether or not following a change in control, and a quantification of benefits that he would receive, see the heading “-Potential Payments upon Termination or Change in Control” below.
Potential Payments upon Termination or Change in Control
The section below describes the payments that may be made to the named executive officers in connection with a change in control or pursuant to specified termination events, pursuant to the terms of the employment agreements between us and them.
Matthew J. Desch. Mr. Desch’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.

Termination by reason of death or disability. If Mr. Desch’s employment is terminated due to his death or disability (as defined in his employment agreement), he will receive a bonus based on the amount he would have been entitled to receive if he had remained employed by us throughout the applicable fiscal year and until the applicable payment date, but pro-rated for the number of days he was employed during such year.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Desch’s employment without cause, or Mr. Desch terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) 18 months of his then-current base salary and (ii) an amount equal to his bonus for the year in which his employment is terminated, based on the actual achievement of the performance goals, pro-rated for the portion of the year that he was employed by us. He also will receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2009 stock incentive plan), then the cash severance amounts described above shall be paid to him in a single lump sum and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Desch executing a release of claims in favor of our Company.
Thomas J. Fitzpatrick. Mr. Fitzpatrick’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Fitzpatrick’s employment without cause, or Mr. Fitzpatrick terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary and (ii) one times his then-current target bonus, such sum payable in equal installments over a period of 12 months. He will also receive payment of his COBRA premiums (or, if required for us to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2009 stock incentive plan), then the cash severance amounts described above shall be paid to him in a single lump sum, and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Fitzpatrick executing a release of claims in favor of our Company.
Suzanne E. McBride. Ms. McBride’s employment agreement, described above, provides that she may be terminated by us at any time and for any reason. However, the employment agreement provides for payments to her in the event of the termination of her employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Ms. McBride’s employment without cause, or Ms. McBride terminates her employment for good reason (as these terms are defined in her employment agreement), she will be entitled to receive a sum equal to (i) one times her then-current base salary paid in equal installments on our normal payroll schedule over the 12-month period following termination and (ii) an amount equal to her then-current target bonus, pro-rated for the portion of the year that she was employed by us and paid in equal installments on our normal payroll schedule over the 12-month period following termination. She will also receive payment of her COBRA premiums (or, if required for the Company to comply with nondiscrimination rules, a taxable cash payment equal to the amount of her COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date she or her dependents become eligible for health insurance coverage through new employment. In the event that such termination occurs within the period commencing one month before the effective date of a change in control and ending on the date that is 12 months after the effective date of a change in control (as defined in our 2015 equity incentive plan), then the cash severance amounts described above shall be paid to her in a single lump sum and in addition to such cash severance payment, the bonus amount described above shall not be pro-rated and 100% of her then-outstanding time-based vesting equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements and her then-outstanding performance-based vesting equity awards will continue to be governed in all respects by the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Ms. McBride executing a release of claims in favor of our Company.

Bryan J. Hartin. Mr. Hartin’s employment agreement provides that he may be terminated by the Company for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Hartin’s employment without cause, or Mr. Hartin terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary paid in equal installments on our normal payroll schedule over the 12-month period following termination and (ii) an amount equal to his bonus for the year in which his employment is terminated, based on the actual achievement of the performance goals, pro-rated for the portion of the year that he was employed by us, paid in equal installments on our Company’s normal payroll schedule over the remainder of the 12-month severance period after the date we determine actual performance and the amount of bonus that would have been earned based on such performance. He will also receive payment of his COBRA premiums (or, if required for the Company to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2009 stock incentive plan), the bonus amount described above shall not be pro-rated, and in addition to such cash severance payment, 100% of his then-outstanding stock options and other equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Hartin executing a release of claims in favor of our Company.
Scott T. Scheimreif. Mr. Scheimreif’s employment agreement, described above, provides that he may be terminated by us for any reason upon written notice. However, the employment agreement provides for payments to him in the event of the termination of his employment in specified termination situations.
Termination without cause, for good reason or in connection with a change in control. In the event that we terminate Mr. Scheimreif’s employment without cause, or Mr. Scheimreif terminates his employment for good reason (as these terms are defined in his employment agreement), he will be entitled to receive a sum equal to (i) one times his then-current base salary paid in equal installments on our normal payroll schedule over the 12-month period following termination and (ii) an amount equal to his bonus for the year in which his employment is terminated, based on the actual achievement of the performance goals, pro-rated for the portion of the year that he was employed by us, paid in equal installments on our Company’s normal payroll schedule over the remainder of the 12-month severance period after the date we determine actual performance and the amount of bonus that would have been earned based on such performance. He will also receive payment of his COBRA premiums (or, if required for the Company to comply with nondiscrimination rules, a taxable cash payment equal to the amount of his COBRA premiums) until the earlier of (a) 12 months from separation, (b) the expiration of COBRA eligibility or (c) the date he or his dependents become eligible for substantially equivalent health insurance coverage through new employment or self-employment. In the event that such termination occurs within the 12-month period commencing on a change in control (as defined in our 2012 equity incentive plan), the bonus amount described above shall not be pro-rated, and in addition to such cash severance payment, 100% of his then-outstanding equity awards will become vested and exercisable, as applicable, pursuant to the terms of the applicable equity award agreements.
These severance payments and benefits are subject to Mr. Scheimreif executing a release of claims in favor of our Company.

Estimated Current Value of Post-Employment Severance Benefits
The following table shows estimated payments that would be made to each named executive officer in the event of a termination of employment under various termination situations, assuming the applicable termination event occurred on December 31, 2019. With respect to equity awards, the calculations assume the closing price of our common stock of $24.64 per share on December 31, 2019.

Name	Death ($)		Termination for Good Reason or Without Cause – No Change in Control ($)		Termination for Good Reason or Without Cause – Change in Control ($)
Matthew J. Desch	878,808	(1)	2,284,286	(2)	7,532,162	(3)
Thomas J. Fitzpatrick	—		995,039	(4)	2,939,874	(5)
Suzanne E. McBride	—		651,498	(6)	1,408,087	(5)
Bryan J. Hartin	—		615,205	(7)	2,215,918	(8)
Scott T. Scheimreif	—		596,035	(7)	2,196,748	(8)
_____________________

(1)	Represents a pro rata bonus based on achievement.

(2)	Consists of (a) 18 months of base salary; (b) a pro rata bonus based on actual achievement; and (c) continuation of health benefits for employee and eligible dependents for 12 months from separation.

(3)
Consists of (a) 18 months of base salary; (b) a pro rata bonus based on actual achievement; (c) continuation of health benefits for employee and eligible dependents for 12 months from separation; and (d) immediate vesting upon separation of all then-outstanding equity awards (including immediate vesting of all performance-based vesting equity awards at target level).

(4)	Consists of (a) 12 months of base salary; (b) annual bonus at target level; and (c) continuation of health benefits for employee and eligible dependents for 12 months from separation.

(5)
Consists of (a) 12 months of base salary; (b) annual bonus at target level; (c) continuation of health benefits for employee and eligible dependents for 12 months from separation; and (d) immediate vesting upon separation of all then-outstanding equity awards (including immediate vesting of all performance-based vesting equity awards at target level).

(6)	Consists of (a) 12 months of base salary; (b) a pro rata bonus at target level; and (c) continuation of health benefits for employee and eligible dependents for 12 months from separation.

(7)	Consists of (a) 12 months of base salary; (b) a pro rata bonus based on actual achievement; and (c) continuation of health benefits for employee and eligible dependents for 12 months from separation.

(8)
Consists of (a) 12 months of base salary; (b) a bonus based on actual achievement as though the executive were employed for the full year in which the termination occurred; (c) continuation of health benefits for employee and eligible dependents for 12 months from separation; and (d) immediate vesting upon separation of all then-outstanding equity awards (including immediate vesting of all performance-based vesting equity awards at target level).

CEO Pay-Ratio Disclosure
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rules, we are required to provide to our stockholders specified disclosure regarding the relationship of CEO total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure. As there were no changes in our employee population or to our employee compensation arrangements in fiscal 2019 that would significantly impact the pay ratio disclosure, the employee representing the median employee for our fiscal 2019 pay ratio calculation is the same employee selected for our fiscal 2018 pay ratio calculation, which was also the same employee selected for our fiscal 2017 pay ratio calculation.
For fiscal 2019, the median of the annual total compensation of all employees of our Company (other than the CEO) was $147,723 and the annual total compensation of the CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $3,512,113. Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees was 24 to 1.
As reported in our 2018 Proxy Statement, to identify our median employee from our employee population as of December 31, 2017 (including all full-time, part-time, seasonal and temporary employees, and employees of consolidated subsidiaries, but excluding a de minimis number of foreign employees as permitted under the SEC's pay ratio rules), we calculated the aggregate amount of each employee’s 2017 base salary, the cash amount of annual bonuses and retention bonuses for 2017 performance, the grant date fair value of equity awards granted in 2017, our contributions to life, accident and long-term disability benefits for employees and the matching contributions we provide to employees under our 401(k) plan. In making this determination, we annualized the base salary and base wages (but excluded overtime pay) of employees who were employed by us for less than the entire fiscal year. Using this approach, we selected the employee at the median of our employee population, who was based in the United States.
We calculated annual total compensation for this median employee to determine our pay ratio calculation for fiscal 2019 using the same methodology we use for our named executive officers in our Summary Compensation Table.
The pay ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. The SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Director Compensation
The table below provides summary information concerning compensation paid or accrued by us during 2019 to or on behalf of our non-employee directors for services rendered during 2019. Messrs. Desch and Fitzpatrick, who are named executive officers in addition to being directors, did not receive any separate compensation for service in their capacity as a director, and accordingly they are not included in this table.
We have had a compensation policy for non-employee directors in effect since 2010 that has been reviewed annually by our Board and periodically amended. Under the policy in effect for 2018, each non-employee director was eligible to receive an annual retainer of $160,000 for serving on the Board. In addition, an annual retainer of $50,000 is awarded for serving as the Chairman of the Board, an annual retainer of $40,000 is awarded for serving as the Chairman of the Audit Committee, an annual retainer of $15,000 is awarded for serving as the Chairman of the Compensation Committee, an annual retainer of $7,500 is awarded for serving as the Chairman of the Nominating and Corporate Governance Committee, and an annual retainer of $15,000 is awarded to each non-employee director serving on our Government Advisory Committee.
In the fall of 2018, our Compensation Committee retained Radford to conduct a review of our non-employee director compensation program. As part of its review, Radford provided the Compensation Committee with the following services:

•	reviewed the companies in our current peer group in relation to non-employee director compensation;

•	reviewed our non-employee director compensation practices relative to the market;

•
provided a detailed competitive assessment of our non-employee director compensation program, including cash compensation, equity compensation, additional committee compensation, board chair compensation and equity vesting features;

•	provided an overview of corporate governance considerations for non-employee director compensation, including stock ownership guidelines; and

•	provided recommendations for adjustments to our non-employee director compensation program for 2019.
Based on Radford’s recommendations, beginning in 2019 the annual retainer for our non-employee directors was increased to $175,000. In addition, the annual retainer for serving as the Chairman of the Nominating and Corporate Governance Committee increased to $10,000. The other annual Board and committee chair retainers remained as described above, but our Board also added annual committee member retainers. Beginning in 2019, each non-employee director is eligible to receive an annual retainer of $20,000 for serving as a member of the Audit Committee, an annual retainer of $7,500 for serving as a member of the Compensation Committee, and an annual retainer of $5,000 for serving as a member of the Nominating and Corporate Governance Committee.
At the beginning of each year, each non-employee director can elect to have up to $50,000 of the annual $175,000 retainer for serving on the Board paid in cash, RSUs or a combination of both. The remaining $125,000 of the annual Board retainer is entirely paid in RSUs. In addition, the Chairman of the Board and chairman and member of each committee may elect to have the retainers for their positions paid in RSUs, cash or a combination of both. The cash component of director compensation is paid on a quarterly basis, and all RSU awards are granted in January and vest in full on the one-year anniversary of the grant date. Vested RSUs will be settled six months after the termination of the director’s service or upon a specified change in control of our Company, if it occurs earlier.

Our stockholders have approved an annual limit of $400,000 on the maximum grant date fair value of shares of our common stock subject to stock awards that may be granted to any non-employee director during a calendar year, taken together with any cash fees paid to the non-employee director for that calendar year.
2019 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Thomas C. Canfield	—	200,000	200,000
Jane L. Harman	55,000	125,000	180,000
Alvin B. Krongard	—	207,500	207,500
Robert H. Niehaus	50,000	182,500	232,500
Admiral Eric T. Olson (Ret.)	—	195,000	195,000
Steven B. Pfeiffer	65,000	125,000	190,000
Parker W. Rush	50,000	165,000	215,000
Henrik O. Schliemann	70,000	125,000	195,000
Barry J. West	57,500	125,000	182,500
_____________________

(1)
Amounts in this column represent the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718 but excluding estimated forfeitures, of RSU awards issued pursuant to our non-employee director compensation policy on January 4, 2019. The grant date fair value of awards to directors was calculated using the closing price of our common stock of $19.20 on the grant date. These amounts do not correspond to the actual value that may be realized by the director upon vesting of such awards.

(2)
The aggregate number of unvested RSU awards outstanding at December 31, 2019 and held by each non-employee director was as follows: 9,505 shares for Mr. Niehaus; 10,807 shares for Mr. Krongard; 10,156 shares for Admiral Olson; 10,416 shares for Mr. Canfield; 8,593 shares for Mr. Rush; and 9,505 shares for each of Ms. Harman and Messrs. Pfeiffer, Schliemann and West. Additionally, the aggregate number of stock option awards outstanding at December 31, 2019 and held by each non-employee director was as follows: 123,442 shares for Mr. Niehaus; 223,246 shares for Mr. Krongard; 3,750 for Admiral Olson; and 44,393 shares for Mr. West.

TRANSACTIONS WITH RELATED PARTIES
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of us, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be householding our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of annual meeting materials, please notify your broker or us. Direct your written request to Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request householding of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

By Order of the Board of Directors

Thomas D. Hickey
Secretary

April 3, 2020
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to Iridium Communications Inc., Attention: Secretary, 1750 Tysons Boulevard, Suite 1400, McLean, VA 22102.

iridium

IRIDIUM COMMUNICATIONS INC.
ATTN: THOMAS D. HICKEY
1750 TYSONS BLVD., SUITE 1400
MCLEAN, VA 22102

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IRDM2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D03054-P38485

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IRIDIUM COMMUNICATIONS INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert H. Niehaus
02) Thomas C. Canfield
03) Matthew J. Desch
04) Thomas J. Fitzpatrick
05) Jane L. Harman
06) Alvin B. Krongard
07) Suzanne E. McBride
08) Admiral Eric T. Olson (Ret.)
09) Steven B. Pfeiffer
10) Parker W. Rush
11) Henrik O. Schliemann
12) Barry J. West

The Board of Directors recommends you vote FOR the following proposals:

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR the election of the nominees listed above and FOR items 2 and 3.** If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign your name(s) exactly as it appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D03055-P38485

IRIDIUM COMMUNICATIONS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 14, 2020

The undersigned hereby appoints Thomas D. Hickey and Kathleen A. Morgan, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the shares of Common Stock of Iridium Communications Inc. which the undersigned would be entitled to vote if in attendance at the Annual Meeting of Stockholders to be held at 8:30 a.m., Eastern time on May 14, 2020, via the internet at www.virtualshareholdermeeting.com/IRDM2020, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE